UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PASSAGE BIO, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PASSAGE BIO, INC.
One Commerce Square
2005 Market Street, 39th Floor
Philadelphia, PA 19103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 28, 2025

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2025 Annual Meeting of Stockholders of Passage Bio, Inc. will be held via a virtual meeting. You will be able to participate in the 2025 Annual Meeting and vote during the 2025 Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/PASG2025 on Wednesday, May 28, 2025, at 9:00 a.m. Eastern Time. We believe that a virtual stockholder meeting provides greater access to those who may want to attend and therefore we have chosen this over an in-person meeting. It is important that you retain a copy of the control number found on the proxy card or voting instruction form, as such number will be required in order for stockholders to gain access to the virtual meeting.

We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:

1.	To elect two Class II directors, each to serve a three-year term through the third Annual Meeting of Stockholders following this meeting and until a successor has been elected and qualified or until earlier resignation or removal.
2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
3.	To approve an amendment to our Restated Certificate of Incorporation to effect a reverse stock split of our outstanding shares of common stock at a ratio of any whole number between 1-for-5 and 1-for-50, with the exact ratio determined by the board of directors in its discretion, subject to the board of directors’ authority to abandon such amendment.

In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 31, 2025, are entitled to receive notice of, and to vote at, the meeting and any adjournments thereof. On or about April 16, 2025, we expect to mail to stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access our proxy statement for our 2025 Annual Meeting and our 2024 Annual Report on Form 10-K. The Notice of Internet Availability also provides instructions on how to vote through the internet or by telephone and includes instructions on how to receive paper copies of the proxy materials by mail, if desired.

For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available upon request by any stockholder for any purpose relating to the meeting. Stockholders can request the list of stockholders by contacting our investor relations team at investors@passagebio.com.

Your vote as a Passage Bio, Inc. stockholder is very important. Each share of common stock that you own represents one vote.

For questions regarding your stock ownership, you may contact our Corporate Secretary at investors@passagebio.com or, if you are a registered holder, our transfer agent, Computershare Trust Company, N.A. by email through their website at www.computershare.com/contactus or by phone at (800) 736-3001. Whether or not you expect to attend the meeting, we encourage you to read the proxy statement and vote through the internet or by telephone, or to request, sign and return your proxy card as soon as possible, so that your shares may be represented at the meeting. For specific instructions on how to vote your shares, please refer to the section entitled “General Proxy Information” in the proxy statement.

By Order of the board of directors,

William Chou, M.D,
President and Chief Executive Officer

Philadelphia, Pennsylvania
April 16, 2025

Important Notice Regarding the Availability of Proxy Materials for the virtual Annual Meeting of Stockholders to be held on May 28, 2025: the Proxy Statement and our 2024 Annual Report on Form 10-K are available at www.ProxyVote.com. You will need the control number included on your proxy card or voting instruction form, or included in the e-mail to you if you received the proxy materials by e-mail, as such number will be required in order for stockholders to gain access to the virtual meeting.

PASSAGE BIO, INC.

PROXY STATEMENT FOR 2025 ANNUAL MEETING OF STOCKHOLDERS

PASSAGE BIO, INC.
One Commerce Square
2005 Market Street, 39th Floor
Philadelphia, PA 19103

PROXY STATEMENT FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS

April 16, 2025

INFORMATION ABOUT SOLICITATION AND VOTING

The accompanying proxy is solicited on behalf of the board of directors of Passage Bio, Inc. (Passage Bio or the Company) for use at Passage Bio’s 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held via a virtual meeting. You will be able to participate in the Annual Meeting and vote during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/PASG2025 on Wednesday, May 28, 2025 at 9:00 a.m., Eastern Time, and any adjournment or postponement thereof. You will need the control number included on your proxy card or voting instruction form, or included in the e-mail to you if you received the proxy materials by e-mail, as such number will be required in order for stockholders to gain access to the virtual Annual Meeting.

We are making this proxy statement, the accompanying form of proxy and our Annual Report on Form 10-K for the year ended December 31, 2024 first available to stockholders on or about April 16, 2025. An electronic copy of this proxy statement and Annual Report on Form 10-K are available at https://investors.passagebio.com/financials-and-filings/sec-filings.

Internet Availability of Proxy Materials

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders primarily via the internet, instead of mailing printed copies to each stockholder. On or about April 16, 2025, we expect to send to our stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our Annual Report on Form 10-K. The Notice of Internet Availability also provides instructions on how to vote through the internet or by telephone and includes instructions on how to receive paper copies of the proxy materials by mail or an electronic copy of the proxy materials by email.

This process is designed to reduce our environmental impact and lower the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

GENERAL INFORMATION ABOUT THE MEETING

Purpose of the Annual Meeting

At the Annual Meeting, stockholders will act upon the proposals described in this proxy statement. In addition, we will consider any other matters that are properly presented for a vote at the meeting. We are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly presented for a vote at the meeting, the persons named in the proxy, who are officers of the Company, have the authority in their discretion to vote the shares represented by the proxy.

Record Date; Quorum

Only holders of record of common stock at the close of business on March 31, 2025 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on March 31, 2025, 62,148,274 shares of common stock were outstanding and entitled to vote.

The holders of a majority of the voting power of the shares of stock entitled to vote at the Annual Meeting as of the Record Date must be present or represented by proxy at the Annual Meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote online at the virtual Annual Meeting or if you have properly submitted a proxy.

GENERAL PROXY INFORMATION

Voting Rights; Required Vote

Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the close of business on the Record Date. You may vote all shares owned by you at such date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee or other nominee. Dissenters’ rights are not applicable to any of the matters being voted on.

Stockholder of Record: Shares Registered in Your Name. If on March 31, 2025, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Annual Meeting, or vote in advance through the internet or by telephone, or if you request to receive paper proxy materials by mail, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If on March 31, 2025, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your broker on how to vote the shares held in your account, and your broker has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. Because the brokerage firm, bank or other nominee that holds your shares is the stockholder of record, if you wish to attend the Annual Meeting and vote your shares, you must obtain a valid proxy from the firm that holds your shares giving you the right to vote the shares at the Annual Meeting.

Each director will be elected by a plurality of the votes cast at the Annual Meeting. This means that the two individuals nominated for election to the board of directors at the Annual Meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” one or both of the nominees or “WITHHOLD” your vote with respect to one or both of the nominees. A “WITHHOLD” will have the same effect as an abstention. You may not cumulate votes in the election of directors. Approval of the ratification of the appointment of our independent registered public accounting firm will be obtained if the number of the votes cast “FOR” the proposal exceeds the number of votes “AGAINST” the proposal. Approval of the amendment to our Restated Certificate of Incorporation will be obtained if the number of the votes cast “FOR” the proposal exceeds the number of votes “AGAINST” the proposal. A proxy submitted by a stockholder may indicate that the shares represented by the proxy are not being voted (stockholder withholding) with respect to a particular matter. In addition, a broker may not be permitted to vote on shares held in street name on non-routine matters in the absence of instructions from the beneficial owner of the stock (broker non-vote). At this meeting, only the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025, is considered a routine matter. The other proposals presented at the Annual Meeting are non-routine matters, and therefore a broker may not vote on such matter absent instructions from the beneficial owner of the stock. The shares subject to a proxy which are not being voted on a particular matter because of either stockholder withholding or broker non-votes will count for purposes of determining the presence of a quorum, but are not treated as votes cast and, therefore, will have no effect on the election of directors or the ratification of the appointment of KPMG LLP. Abstentions will also be counted in the determination of a quorum. Abstentions are voted neither “FOR” nor “AGAINST” a matter, and, therefore, will have no effect on the election of directors or the ratification of the appointment of KPMG LLP. However, an abstention, withholding, broker non-vote or failure to vote will have the same effect as a vote “AGAINST” the amendment to our Restated Certificate of Incorporation.

Recommendations of the Board of Directors on Each of the Proposals Scheduled to be Voted on at the Annual Meeting

The board of directors recommends that you vote FOR the election of each of the Class II directors named in this proxy statement (Proposal 1), FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal 2), and FOR the approval of the amendment to our Restated Certificate of Incorporation (Proposal 3).

None of the directors or executive officers has any substantial interest in any matter to be acted upon, other than elections to office with respect to the directors nominated in Proposal 1.

Voting Instructions; Voting of Proxies

If you are a stockholder of record, you may:

●	vote online at the Annual Meeting – attend the Annual Meeting online and follow the instructions posted at www.virtualshareholdermeeting.com/PASG2025. You will need the control number included on your proxy card or voting instruction form, or included in the e-mail to you if you received the proxy materials by e-mail;
●	vote through the internet or by telephone – in order to do so, please follow the instructions shown on your proxy card or Notice of Internet Availability; or
●	vote by mail – if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the proxy card and return it as soon as possible before the Annual Meeting in the envelope provided.

Votes submitted through the internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 27, 2025. Submitting your proxy, whether by telephone, through the internet or by mail if you requested or received a paper proxy card, will not affect your right to vote online should you decide to attend the virtual Annual Meeting.

If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct how to vote your shares. If your shares are held in an account with a brokerage firm, bank or other nominee, then you are deemed to be the beneficial owner of your shares and the broker that actually holds the shares for you is the record holder and is required to vote the shares it holds on your behalf according to your instructions. The proxy materials, as well as voting and revocation instructions, should have been forwarded to you by the bank, broker or other nominee that holds your shares. In order to vote your shares, you will need to follow the instructions that your bank, broker or other nominee provides you. The voting deadlines and availability of telephone and Internet voting for beneficial owners of shares held in street name will depend on the voting processes of the bank, broker or other nominee that holds your shares. Therefore, we urge you to carefully review and follow the voting instruction card and any other materials that you receive from that organization.

For Proposal 1, you may either vote “FOR” all of the nominees to the board of directors, or you may withhold your vote from any nominee you specify. For Proposal 2 and Proposal 3, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.

All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.

If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting.

If you receive more than one proxy card or Notice of Internet Availability, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each proxy card or Notice of Internet Availability and vote each proxy card by telephone, through the internet or by mail. If you requested or received paper proxy materials by mail, please complete, sign, date and return each proxy card to ensure that all of your shares are voted.

Expenses of Soliciting Proxies

We will pay the expenses associated with soliciting proxies. Following the original distribution and mailing of the solicitation materials, we or our agents may solicit proxies by mail, email, telephone, facsimile, by other similar means, or in person. Our directors, officers and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, email or otherwise. Following the original distribution and mailing of the solicitation materials, we will request brokers, custodians, nominees and other record holders to forward copies of those materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the internet, you are responsible for any internet access charges you may incur.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time before the closing of the polls by the inspector of elections at the Annual Meeting by:

●	delivering to our Corporate Secretary (by any means, including facsimile) a written notice stating that the proxy is revoked;
●	signing and delivering a proxy bearing a later date;
●	voting again through the internet or by telephone; or
●	attending and voting online at the Annual Meeting by following the instructions posted at www.virtualshareholdermeeting.com/PASG2025 (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee, and you wish to revoke a proxy, you must contact that firm to revoke or change any prior voting instructions.

Electronic Access to the Proxy Materials

The Notice of Internet Availability will provide you with instructions regarding how to:

●	view our proxy materials for the meeting through the internet;
●	instruct us to mail paper copies of our current or future proxy materials to you; and
●	instruct us to send our current or future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will reduce the impact of our annual meetings of stockholders on the environment and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a Current Report on Form 8-K within four business days of the Annual Meeting.

Implications of Being an “Emerging Growth Company” and “Smaller Reporting Company”

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, and a “smaller reporting company” as defined under Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”) and, as such, have elected to comply with certain reduced public company reporting requirements. These reduced reporting requirements include reduced disclosure about the Company’s executive compensation arrangements and no requirement to have non-binding advisory votes on executive compensation.

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

We are committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management pursue our strategic objectives for the benefit of our stockholders.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, Board committee structure and functions, and other policies for the governance of the Company. Our Corporate Governance Guidelines are available without charge on the investor relations section of our website at https://www.passagebio.com/investors-and-news/corporate-governance/default.aspx.

Board Composition and Leadership Structure

Our Corporate Governance Guidelines provide that our board of directors shall be free to choose its chairperson in any way that it considers in the best interests of our Company, and that the Nominating and Governance Committee shall periodically consider the leadership structure of our board of directors and make such recommendations to the board of directors with respect thereto as the Nominating and Governance Committee deems appropriate. Our Corporate Governance Guidelines also provide that, when the positions of chairperson and Chief Executive Officer are held by the same person, the independent directors may designate a “lead independent director”. In cases in which the chairperson and Chief Executive Officer are the same person, the chairperson schedules and sets the agenda for meetings of the board of directors in consultation with the lead independent director, and the chairperson, or if the chairperson is not present, the lead independent director, chairs such meetings. In addition, the responsibilities of the lead independent director include: presiding over executive sessions of independent directors; serving as a liaison between the chairperson and the independent directors; being available, under appropriate circumstances, for consultation and direct communication with stockholders; and performing such other functions and responsibilities as requested by the board of directors from time to time.

The positions of Chief Executive Officer and chairperson of our board of directors are held by two different individuals (William Chou, M.D. and Maxine Gowen, Ph.D., respectively). This structure allows our Chief Executive Officer to focus on our day-to-day business while our chairperson leads our board of directors in its fundamental role of providing advice to and independent oversight of management. Dr. Chou’s deep medical knowledge as well as his experience in various executive positions in life sciences companies makes him well-suited for this day-to-day operational role, while Dr. Gowen’s extensive experience in leadership roles at life sciences companies with respect to drug discovery, corporate strategy, and operations allows her to perform an oversight function separate from management. Our board of directors believes such separation is appropriate, as it enhances the accountability of the Chief Executive Officer to the board of directors and strengthens the independence of the board of directors from management. Any changes to the leadership structure of our board of directors, if made, will be promptly disclosed on the Investor Relations section of our website and in our proxy materials. Our board of directors, in its sole discretion, may seek input from our stockholders on the leadership structure of our board of directors.

Cybersecurity Risk Oversight

Our board of directors recognizes the critical importance of maintaining the trust and confidence of all of our stakeholders. Our business depends on the efficient and uninterrupted operation of our information technology systems and those of our third-party vendors. Our board of directors is actively involved in oversight of our risk management program, and cybersecurity represents an important component of our risk management and compliance program.

Our cybersecurity policies, standards, processes and practices are fully integrated into our enterprise-wide risk management and compliance program, overseen by our Audit Committee, and based on recognized frameworks established by the National Institute of Standards and Technology, the International Organization for Standardization and other applicable industry standards. In general, we seek to address cybersecurity risks through a comprehensive, cross-functional approach that is focused on preserving the confidentiality, security and availability of the information that we collect and store by identifying, preventing and mitigating cybersecurity threats and effectively responding to cybersecurity incidents when they occur.

Our board of directors, with leadership from our Audit Committee, oversees our cybersecurity risk management process. The Audit Committee receives regular presentations and reports on cybersecurity risks, which address a wide range of topics including recent developments, evolving standards, vulnerability assessments, the threat environment, technological trends and information security considerations arising with respect to our peers and third parties. The board of directors and the Audit Committee also receive prompt and timely information regarding any cybersecurity incident that meets established reporting thresholds, as well as ongoing updates regarding any such incident until it has been addressed. On a periodic basis, the board of directors, through the Audit Committee, discuss our approach to cybersecurity risk management with our Chief Financial Officer.

Board’s Role in Risk Oversight

Our board of directors believes that open communication between management and the board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at least quarterly at board of director meetings where they discuss strategy and oversight on areas of material risk to the Company, including operational, research and development activities, financial, legal and regulatory, competitive, and strategic and reputational risks in the context of reports from the management team and evaluate the risks inherent in significant transactions. While our board of directors is ultimately responsible for risk oversight, our Board committees assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk.

The Audit Committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting, disclosure controls and procedures, cybersecurity and certain corporate, legal and regulatory risks. On an annual basis, our Audit Committee reviews the management team’s assessment of business risk, compliance risks and disclosure control and procedure risks, with an emphasis on short-term and intermediate-term risks, and summarizes and discusses these risks with our board of directors. The Compensation Committee assists our board of directors in assessing risks created by the incentives inherent in our compensation policies. The Nominating and Governance Committee assists our board of directors in fulfilling its oversight responsibilities with respect to corporate governance and the management of certain corporate, legal and regulatory risks, including environmental, social and corporate governance matters.

Director Independence

Our common stock is listed on The Nasdaq Capital Market. Under the rules of The Nasdaq Stock Market, LLC (the “Nasdaq Stock Market”) independent directors must constitute a majority of a listed company’s board of directors. In addition, the rules of The Nasdaq Stock Market require that, subject to specified exceptions, each member of a listed company’s Audit, Compensation and Nominating and Governance Committees must be an “independent director”. Under the rules of The Nasdaq Stock Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Additionally, Compensation Committee members must not have a relationship with the listed company that is material to the director’s ability to be independent from management in connection with the duties of a Compensation Committee member. Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that Athena Countouriotis, M.D., Maxine Gowen, Ph.D., Saqib Islam, Sandip Kapadia, Thomas Kassberg, Derrell Porter, M.D., and Dolan Sondhi, Ph.D., representing seven of our eight incumbent directors, are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of The Nasdaq Stock Market. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and any affiliates.

Committees of Our Board of Directors

Our board of directors has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each of these committees has a written charter, copies of which are available without charge on the investor relations section of our website at https://www.passagebio.com/investors-and-news/corporate-governance/default.aspx.

Audit Committee

Our Audit Committee is composed of Mr. Kapadia, Mr. Islam, and Mr. Kassberg. Mr. Kapadia is the Chair of our Audit Committee. The composition of our Audit Committee meets the requirements for independence under the current Nasdaq Stock Market and SEC rules and regulations. Each member of our Audit Committee is financially literate. In addition, our board of directors has determined that Mr. Kapadia is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. Our Audit Committee is directly responsible for, among other things:

●	selecting and hiring our independent registered public accounting firm;
●	the qualifications, independence and performance of our independent auditors;
●	the preparation of the audit committee report to be included in our annual proxy statement;
●	our compliance with certain legal and regulatory requirements, including disclosure controls;
●	overseeing our cybersecurity risk management program;
●	assisting the board of directors with risk assessment and management;
●	our accounting and financial reporting processes, including our financial statement audits and the integrity of our financial statements; and
●	reviewing and approving related-person transactions.

Compensation Committee

Our Compensation Committee is composed of Dr. Countouriotis, Dr. Gowen and Dr. Porter. Dr. Countouriotis is the Chair of our Compensation Committee. The composition of our Compensation Committee meets the requirements for independence under the current Nasdaq Stock Market and SEC rules and regulations. Our Compensation Committee is responsible for, among other things:

●	evaluating, recommending, approving and reviewing executive officer compensation arrangements, plans, policies and programs;
●	evaluating and recommending non-employee director compensation arrangements for determination by the board of directors;
●	administering our cash-based and equity-based compensation plans; and
●	overseeing our compliance with regulatory requirements associated with the compensation of directors, officers and employees.

The Compensation Committee has the sole authority and responsibility, subject to any approval by the board of directors which the Compensation Committee or legal counsel determines to be desirable or required by applicable law or the Nasdaq rules, to determine all aspects of executive compensation packages for the Chief Executive Officer and other executive officers. The Compensation Committee also makes recommendations to our board of directors regarding the form and amount of compensation of non-employee directors. The Compensation Committee may take into account the recommendations of the Chief Executive Officer with respect to compensation of the other executive officers, and the recommendations of the board of directors or any member of the board of directors with respect to compensation of the Chief Executive Officer and other executive officers.

The Compensation Committee engaged an independent executive compensation consulting firm, Pearl Meyer and Partners, LLC., (“Pearl Meyer”) to evaluate our executive compensation and board of directors compensation program and practices and to provide advice and ongoing assistance on these matters. Specifically, Pearl Meyer was engaged to:

●	provide compensation-related data for a peer group of companies to serve as a basis for assessing competitive compensation practices;

●	review and assess our current board of directors, Chief Executive Officer and other executive officer compensation policies and practices and equity profile, relative to market practices, including our compensation arrangements with directors and officers appointed to serve in interim roles;
●	review and assess our current executive compensation program relative to market to identify any potential changes or enhancements to be brought to the attention of the Compensation Committee; and
●	review market practices regarding base salary, bonus and equity programs.

Representatives of Pearl Meyer met informally with the Chair of the Compensation Committee and attended the regular meetings of the Compensation Committee, including executive sessions from time to time without any members of management present. During the fiscal year ended December 31, 2024, Pearl Meyer worked directly with the Compensation Committee (and not on behalf of management) to assist the committee in satisfying its responsibilities and undertook no projects for management without the committee’s prior approval. The Compensation Committee has determined that none of the work performed by Pearl Meyer during the fiscal year ended December 31, 2024 raised any conflict of interest.

Nominating and Governance Committee

Our Nominating and Governance Committee is composed of Dr. Gowen, Dr. Porter and Dr. Sondhi. Dr. Gowen is the Chair of our Nominating and Governance Committee. Our Nominating and Governance Committee is responsible for, among other things:

●	identifying, considering and recommending candidates for membership on our board of directors;
●	overseeing the process of evaluating the performance of our board of directors; and
●	advising our board of directors on corporate governance matters, including environmental, social and governance issues.

Codes of Conduct and Ethics

Our board of directors has adopted a Code of Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. We intend to disclose future amendments to certain provisions of our Code of Conduct and Ethics, or waivers of these provisions, on our website or in public filings to the extent required by the applicable rules. The full text of our Code of Conduct and Ethics is posted on the investor relations section of our website at https://www.passagebio.com/investors-and-news/corporate-governance/default.aspx.

Corporate Social Responsibility

We believe that corporate social responsibility initiatives are important to our business and to creating sustainable value for our stockholders and wider stakeholder group. Our board of directors and management are committed to these initiatives and believe these efforts will benefit our employees, partners, and the communities in which we operate.

Insider Trading Policy, Anti-Hedging

We have adopted an Insider Trading Policy that applies to all of our employees, officers and directors, including our Chief Executive Officer and other executive officers, to establish policies and procedures to promote compliance with applicable U.S. securities laws, rules and regulations and applicable Nasdaq listing standards and prohibit the purchase, sale and/or other dispositions of Company securities while in the possession of material nonpublic information related to the Company and the disclosure of material nonpublic information related to the Company to any outside person. The Insider Trading Policy further prohibits such individuals from purchasing financial instruments, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in market value of our common stock, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts and exchange funds.

The Insider Trading Policy also prohibits the Company from transacting in its own securities unless in compliance with applicable U.S. securities laws, rules and regulations and applicable Nasdaq listing standards.

Timing of Equity Grants

We do not time equity grants to take advantage of a depressed stock price or an anticipated increase in stock price and generally make awards on predetermined dates to ensure that awards cannot be timed to take advantage of material non-public information. New hire stock awards to employees, including executive officers, are generally granted in the month coincident with or immediately following their start date, and initial awards to non-employee directors are granted on the date of the non-employee director’s initial appointment or election to our board of directors.

Compensation Recovery Policy

On October 12, 2023, our board of directors adopted and our Compensation Committee administers, a Compensation Recovery Policy (the “Clawback Policy”) to comply with new rules and regulations promulgated by the SEC, including Rule 10D-1 of the Exchange Act that is applicable to our executive officers and all employees who are officers for purposes of Section 16 of the Exchange Act, including current and former executive officers and Section 16 officers (the “Covered Employees”). The Clawback Policy allows us to recover or “clawback” certain incentive-based compensation from Covered Employees in the event of a restatement of our financial statements due to material noncompliance with any financial reporting requirements under the federal securities laws. Under the Clawback Policy, if the restatement would result in any incentive-based compensation paid during the three years preceding the restatement to have been lower had it been calculated based on such restated results, we must recover the amounts in excess of what would have been paid under the restatement from any participant who received such incentive-based compensation.

Compensation Committee Interlocks and Insider Participation

During 2024, Dr. Countouriotis, Dr. Gowen, and Dr. Porter served on our Compensation Committee. None of our current executive officers have served as a member of the board of directors, or as a member of the Compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or Compensation Committee during the fiscal year ended December 31, 2024.

Board and Committee Meetings and Attendance

The board of directors and its committees meet regularly throughout the year and also hold special meetings and act by written consent from time to time. During 2024, the board of directors held five meetings including telephonic meetings; the Audit Committee held five meetings; the Compensation Committee held five meetings; and the Nominating and Governance Committee held five meetings. During 2024, each director other than Saqib Islam attended at least 75% of the aggregate of the total number of meetings held by the board of directors during his or her tenure and the total number of meetings held by all committees of the board of directors on which such director served during his or her tenure. The independent members of the board of directors also meet separately without management directors on a regular basis to discuss such matters as the independent directors consider appropriate.

Board Attendance at Annual Stockholders’ Meeting

We invite and encourage each member of our board of directors to attend our annual meetings of stockholders. We do not have a formal policy regarding attendance of our annual meetings of stockholders by the members of our board of directors. All members of our board of directors attended our 2024 Annual Meeting of Stockholders.

Communication with Directors

Stockholders and interested parties who wish to communicate with our board of directors, non-management members of our board of directors as a group, a committee of the board of directors or a specific member of our board of directors (including our Chair) may do so by letters addressed to:

Passage Bio, Inc.
c/o Corporate Secretary
One Commerce Square
2005 Market Street, 39th Floor
Philadelphia, PA 19103

All communications by letter addressed to the attention of our Corporate Secretary will be reviewed by the Corporate Secretary and provided to the members of the board of directors unless such communications are unsolicited items, sales materials and other routine items and items unrelated to the duties and responsibilities of the board of directors.

Considerations in Evaluating Director Nominees

The Nominating and Governance Committee is responsible for identifying, considering, and recommending candidates to the board of directors for Board membership. A variety of methods are used to identify and evaluate director nominees, with the goal of maintaining and further developing a diverse, experienced, and highly qualified board of directors. Candidates may come to our attention through current members of our board of directors, professional search firms, stockholders or other persons.

The Nominating and Governance Committee will recommend to the board of directors for selection all nominees to be proposed by the board of directors for election by the stockholders, including approval or recommendation of a slate of director nominees to be proposed by the board of directors for election at each annual meeting of stockholders, and will recommend all director nominees to be appointed by the board of directors to fill interim director vacancies.

Our board of directors encourages the selection of directors who will contribute to the company’s overall corporate goals. The Nominating and Governance Committee may from time-to-time review and recommend to the board of directors the desired qualifications, expertise, and characteristics of directors, including such factors as business experience, personal skills in life sciences and biotechnology, finance, marketing, financial reporting and other areas that are expected to contribute to an effective board of directors. Exceptional candidates who do not meet all of these criteria may still be considered. In evaluating potential candidates for the board of directors, the Nominating and Governance Committee considers these factors in the light of the specific needs of the board of directors at that time.

In addition, under our Corporate Governance Guidelines, a director is expected to spend the time and effort necessary to properly discharge such director’s responsibilities. Accordingly, a director is expected to regularly attend meetings of the board of directors and committees on which such director sits, and to review prior to meetings material distributed in advance for such meetings. Thus, the number of other public company boards and other boards (or comparable governing bodies) on which a prospective nominee is a member, as well as his or her other professional responsibilities, will be considered. Also, under our Corporate Governance Guidelines, there are no limits on the number of three-year terms that may be served by a director. However, in connection with evaluating recommendations for nomination for reelection, the Nominating and Governance Committee considers director tenure. We value diversity on a company-wide basis but have not adopted a specific policy regarding Board diversity.

Stockholder Recommendations for Nominations to the Board of Directors

The Nominating and Governance Committee will consider properly submitted stockholder recommendations for candidates for our board of directors who meet the minimum qualifications as described above. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. A stockholder of record can nominate a candidate for election to the board of directors by complying with the procedures in Article I, Section 1.12 of our Amended and Restated Bylaws (the “Bylaws”). Any eligible stockholder who wishes to submit a nomination should review the requirements in the Bylaws on nominations by stockholders. Any nomination should be sent in writing to our Corporate Secretary, Passage Bio, Inc., One Commerce Square, 2005 Market Street, 39th Floor, Philadelphia, PA 19103. Submissions must include the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s qualifications as a director, other information regarding the nominee and proposing stockholder as specified in the Bylaws, and certain representations regarding the nomination. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. These candidates are evaluated at meetings of the Nominating and Governance Committee and may be considered at any point during the year. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating and Governance Committee.

Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our board of directors is set forth below under “Stockholder Proposals to Be Presented at Next Annual Meeting.” In addition to satisfying the foregoing requirements under the Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees for the 2026 Annual Meeting of Stockholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

PROPOSAL NO. 1
ELECTION OF CLASS II DIRECTORS

Our board of directors is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Directors and director nominees in Class II will stand for election at this Annual Meeting. The terms of office of directors in Class III and Class I do not expire until the annual meetings of stockholders to be held in 2026 and 2027, respectively. Our Nominating and Governance Committee recommended to our board of directors, and our board of directors nominated Dr. Gowen and Dr. Sondhi, each an incumbent Class II director, for election as Class II directors at the Annual Meeting. At the recommendation of our Nominating and Governance Committee, our board of directors proposes that each of the Class II nominees be elected as a Class II director for a three-year term expiring at the annual meeting of stockholders to be held in 2028 and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal.

Each director will be elected by a plurality of the votes present online at the virtual Annual Meeting or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. This means that the two individuals nominated for election to the board of directors at the Annual Meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” one or both of the nominees or “WITHHOLD” your vote with respect to one or both of the nominees. A “WITHHOLD” vote will have the same effect as an abstention. Shares represented by proxies will be voted “FOR” the election of each of the Class II nominees, unless the proxy is marked to withhold authority to so vote. You may not cumulate votes in the election of directors. If any nominee for any reason is unable to serve, the proxies may be voted for such substitute nominee as the proxy holders, who are officers of our Company, might determine. Each nominee has consented to being named in this proxy statement and to serve if elected. Proxies may not be voted for more than two directors.

Nominees to the Board of Directors

The nominees and their ages as of March 31, 2025 are provided in the table below. Additional biographical information for each nominee is set forth in the text below the table.

Name	Age	Class
Maxine Gowen, Ph.D. (1) (2) (3)	67	Class II Director
Dolan Sondhi, Ph.D. (4)	54	Class II Director

(1)	Chairperson of our board of directors
(2)	Chairperson of our Nominating and Governance Committee
(3)	Member of our Compensation Committee
(4)	Member of our Nominating and Governance Committee

Maxine Gowen, Ph.D. has served as a member of our board of directors since February 2021, and as Chairperson of the board of directors since September 2021. Dr. Gowen currently serves on the boards of directors for Merus N.V. and Aclaris Therapeutics, Inc., each a public biotechnology company. Prior to that, Dr. Gowen served as Chief Executive Officer of Tamuro Bio from July 2019 to December 2021, and as the founding President and Chief Executive Officer of Trevena, Inc., from 2007 to October 2018, where she served as a member of Trevena’s board of directors from 2008 to 2021. Dr. Gowen previously held a variety of leadership roles at GlaxoSmithKline over a period of 15 years. Additionally, Dr. Gowen served on the board of Akebia Therapeutics, Inc from 2014 to 2021, the board of Idera Pharmaceuticals from 2016 to 2022, the board of directors and executive committee of BIO, an industry association, from 2008 to 2018, and the board of directors and executive committee of Life Sciences Pennsylvania, an industry association, from 2016 to 2021. Dr. Gowen received a B.Sc. in biochemistry from the University of Bristol, U.K., a Ph.D. in cell biology from the University of Sheffield, U.K., and an M.B.A. from the Wharton School of the University of Pennsylvania. We believe that Dr. Gowen is qualified to serve on our board of directors due to her leadership experiences in the life science and pharmaceutical industry.

Dolan Sondhi, Ph.D. has served as a member of our board of directors since July 2023. Dr. Sondhi is a Professor of Research in the Department of Genetic Medicine at Weill Cornell Medicine, having held numerous academic appointments there since 1999. Dr. Sondhi is also the Associate Director of the Belfer Gene Therapy Core Facility, a clinical vector manufacturer, as well as the Manager for all Neurological and Translational Gene Therapy Projects within the Department of Genetic Medicine. Prior to Weill Cornell, she completed her post-doctoral fellowship at Rockefeller University. Dr. Sondhi holds a Ph.D. in Chemistry from Brown University and a Bachelor of Science in Chemistry (Honors) from St. Stephens College, Delhi University. Dr. Sondhi is also a member of the Scientific Advisory Board of Form Bio, a startup focused on the use of artificial intelligence in improving gene therapy manufacturing. We believe that Dr. Sondhi is qualified to serve on our board of directors due to her extensive gene therapy research and development experience.

Continuing Directors

The directors who are serving for terms that end following the Annual Meeting and their ages as of March 31, 2025 are provided in the table below. Additional biographical information for each nominee is set forth in the text below the table.

Name	Age	Class
William Chou, M.D.	52	Class I Director
Athena Countouriotis, M.D. (1)	53	Class III Director
Saqib Islam (2)	55	Class III Director
Sandip Kapadia (3)	55	Class III Director
Thomas Kassberg (2)	64	Class I Director
Derrell Porter, M.D. (4) (5)	54	Class I Director

(1)	Chairperson of our Compensation Committee
(2)	Member of our Audit Committee
(3)	Chairperson of our Audit Committee
(4)	Member of our Compensation Committee
(5)	Member of our Nominating and Governance Committee

William Chou, M.D. has served as our Chief Executive Officer and member of our board of directors since October 2022. Dr. Chou is an accomplished executive with nearly 20 years of healthcare experience across a range of development and commercialization roles. Dr. Chou previously served as CEO of Aruvant Sciences (“Aruvant”), a clinical-stage biopharmaceutical company focused on developing gene therapies for rare disease, from November 2019 to October 2022. Prior to joining Aruvant, from May 2008 to October 2019, Dr. Chou served in a variety of leadership roles at Novartis Pharma AG (“Novartis”), including Vice President and Global Disease Lead for Novartis’ Cell and Gene Therapy where he oversaw the global commercial launch of Kymriah®, the first CAR-T cell therapy. Prior to that role, Dr. Chou led the Kymriah® lymphoma clinical development program to approvals in the United States, Europe, Australia, Canada and Japan. Before joining Novartis, Dr. Chou worked at the Boston Consulting Group where he focused on commercial and clinical pharmaceutical strategy. Dr. Chou holds an MBA from the Yale School of Management, an MD from the University of Pittsburgh School of Medicine, and an AB in politics and economics from Princeton University. Dr. Chou completed his residency in internal medicine at Yale New Haven Hospital and his fellowship in geriatrics at Yale University. We believe that Dr. Chou is qualified to serve on our board of directors due to his leadership experiences in the life science and pharmaceutical industry and his experience of guiding a development program to commercial launch.

Athena Countouriotis, M.D. has served as a member of our board of directors since February 2020. Dr. Countouriotis has served as Chief Executive Officer and Chairperson of the board of directors of Avenzo Therapeutics, a private oncology therapeutics company, since October 2022. Dr. Countouriotis currently serves on the board of directors of BioMarin Pharmaceutical Inc., a public company, Iovance Biotherapeutics, Inc., a public oncology therapeutics company, Recludix Therapeutics, Inc., a private oncology therapeutics company, Leal Therapeutics, Inc., a private central nervous system diseases company, and Capstan Therapeutics, Inc, a private cell therapy company. Prior to that, Dr. Countouriotis served as Chief Executive Officer and a member of the board of directors of Turning Point Therapeutics Inc. from September 2018 to August 2022, and as Chief Medical Officer of Turning Point Therapeutics from May 2018 to September 2018. Dr. Countouriotis served as Senior Vice President and Chief Medical Officer for Adverum Biotechnologies, Inc. from June 2017 to May 2018, and before that served as Senior Vice President, Chief Medical Officer of Halozyme Therapeutics, Inc. from January 2015 to May 2017. Dr. Countouriotis also served as Chief Medical Officer of Ambit Biosciences Corporation from February 2012 until Ambit’s acquisition by Daiichi Sankyo Company in November 2014. Earlier in her career, Dr. Countouriotis led various clinical development organizations within Pfizer Inc. and Bristol-Myers Squibb Company for oncology therapeutics. In addition, Dr. Countouriotis previously served on the board of directors of Cardiff Oncology, a public oncology therapeutics company. Dr. Countouriotis earned a B.S. from the University of California, Los Angeles, and an M.D. from Tufts University School of Medicine. Dr. Countouriotis received her initial training in pediatrics at the University of California, Los Angeles, and additional training at the Fred Hutchinson Cancer Research Center in the Pediatric Hematology/Oncology Program. We believe that Dr. Countouriotis is qualified to serve on our board of directors due to her broad oncology biotech leadership experience and history of guiding multiple development programs to approval.

Saqib Islam has served as a member of our board of directors since March 2019. Mr. Islam has served as Chief Executive Officer and a member of the board of directors of SpringWorks Therapeutics, Inc., a biopharmaceutical company, since August 2018, and from

August 2017 to August 2018, he served as Chief Financial Officer and Chief Business Officer of SpringWorks. Mr. Islam has also served on the board of directors for ARS Pharmaceuticals, Inc., a public biopharmaceutical company, since July 2017. From February 2016 to August 2017, Mr. Islam served as Chief Business Officer at Moderna Therapeutics, Inc., a biotechnology company. From February 2013 to February 2016, Mr. Islam served as Executive Vice President, Chief Strategy and Portfolio Officer at Alexion Pharmaceuticals, Inc., a pharmaceutical company. Prior to joining Alexion, Mr. Islam worked for more than 25 years in international business management with a focus on business development, strategic decision-making and planning and capital markets, previously holding managing director positions at Morgan Stanley and Credit Suisse. Mr. Islam received a B.A. in Communications from McGill University and a J.D. from Columbia Law School. We believe that Mr. Islam is qualified to serve on our board of directors due to his experience and expertise in operations management and executive leadership at various biopharmaceutical and biotechnology companies.

Sandip Kapadia has served as a member of our board of directors since January 2020. Mr. Kapadia has served as the Chief Financial Officer of Harmony Biosciences Holdings, Inc., a public biopharmaceutical company, since March 2021. Mr. Kapadia also serves on the board of directors of Molecular Partners AG and Alentis Therapeutics AG. Mr. Kapadia previously served as the Chief Financial Officer for Intercept Pharmaceuticals, Inc. from July 2016 to March 2021. Prior to that, Mr. Kapadia served in various leadership capacities within finance over 19 years at Novartis International AG and Novartis affiliates in the United Kingdom, Netherlands, Switzerland and the U.S. Mr. Kapadia previously served on the board of directors of VectivBio AG from October 2020 to July 2023. Mr. Kapadia received a B.S. in Accounting from Montclair State University and an M.B.A. from Rutgers University, and is also a U.S. Certified Public Accountant. We believe that Mr. Kapadia is qualified to serve on our board of directors due to his leadership experience in the biopharmaceutical industry and finance expertise.

Thomas Kassberg has served as a member of our board of directors since September 2024. Mr. Kassberg currently serves as Chief Business Officer and Executive Vice President, of Ultragenyx Pharmaceutical Inc., a biotechnology company, positions he has held since January 2016 and November 2011, respectively. Prior to Ultragenyx, Mr. Kassberg worked as Vice President of Business Development at Corium International, Inc., a biotechnology company, from July 2010 to October 2011. Mr. Kassberg has also worked as an independent consultant in corporate development and business strategy and consulted with a number of companies from March 2009 to June 2010, including Corium International, Inc. and Rib-X Pharmaceuticals, Inc., a pharmaceutical company focused on the development of novel antibiotics. Before becoming a consultant, Mr. Kassberg worked at Proteolix, Inc., a biotechnology company subsequently acquired by Onyx Pharmaceuticals, from January 2008 to February 2009, where he served as Senior Vice President of Corporate Development. Mr. Kassberg earned his M.B.A. from Northwestern University’s Kellogg School of Management, and his B.A. in economics and management from Gustavus Adolphus College. We believe that Mr. Kassberg is qualified to serve on our board of directors due to his leadership experience in the biopharmaceutical industry and finance expertise.

Derrell D. Porter, M.D. has served as member of our board of directors since May 2021. Dr. Porter has served as Chief Executive Officer and as member of the board of directors of cTRL Therapeutics, Inc., since November 2023. Dr. Porter has served on the board of directors of Acumen Pharma, since January 2023, and currently serves on the boards of directors of several private companies. Previously, Dr. Porter served as Founder and Chief Executive Officer at Cellevolve Bio, Inc., a privately held biotechnology company from March 2020 to November 2023. Prior to that, Dr. Porter served as SVP and Head of Commercial at Atara Biotherapeutics, Inc. from May 2017 to October 2019. Prior to joining Atara, Dr. Porter served as a Vice President with Gilead Sciences from April 2013 to May 2017, where he was responsible for corporate strategy, commercial planning, and global launch preparation for all of Gilead’s therapeutic areas. Previously, Dr. Porter was at AbbVie and Amgen, where he served in multiple US, EU and global roles of increasing responsibility in strategy, corporate development, business unit management, and sales & marketing. Dr. Porter began his career at McKinsey & Company in Los Angeles as part of the West Coast Health Care Practice. Dr. Porter holds an M.D. from the University of Pennsylvania, where he was a Twenty First Century Scholar, an M.B.A. from The Wharton School and a Bachelor’s degree in neuroscience from the University of California Los Angeles. We believe Dr. Porter is qualified to serve on our board of directors due to his biopharmaceutical, corporate development and global marketing experience.

Family Relationships

There are no familial relationships among any of our directors and executive officers.

Non-Employee Director Compensation

Non-Employee Director Compensation for 2024

For the year ended December 31, 2024, our non-employee directors received the following compensation (as approved by our board of directors):

●	Cash Compensation. Each non-employee director received an annual cash retainer of $40,000. Additionally, the Chair of our board of directors received an additional annual payment of $30,000; the Chair of our Audit, Compensation and Nominating and Governance Committees received an additional annual payment of $15,000, $10,000 and $8,000 respectively; and the members of our Audit, Compensation and Nominating and Governance Committees received an additional annual payment of $7,500, $5,000 and $4,000, respectively. Cash compensation was paid quarterly in arrears and was pro-rated for partial quarters served.
●	Equity Compensation. Each new, non-employee director who joined our board of directors received an initial option grant for the purchase of shares of our common stock with a value of $90,000 upon election to our board of directors, which vest in equal monthly installments for three years after the grant date, subject to the director’s continued service on our board of directors. On the date of the 2024 annual meeting of stockholders, each non-employee director who continued to serve on our board of directors immediately following such meeting received an option grant for the purchase of shares of our common stock with a value of $45,000, which vest on the one-year anniversary after the grant date, subject to the director’s continued service on our board of directors. In addition, equity awards for non-employee directors will vest in full in the event that we are subject to a change in control or upon certain other events. Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their reasonable travel expenses incurred in attending board and committee meetings.

The following table sets forth the compensation earned by or paid to our non-employee directors for services provided during the year ended December 31, 2024. Dr. Chou, our President and Chief Executive Officer, did not receive additional compensation for his service as a director during 2024.

	Fees Earned or	Option	All Other
Name	Paid in Cash ($)	Awards(1) ($)	Compensation ($)	Total ($)
Maxine Gowen, Ph.D.	83,000	45,000	-	128,000
Athena Countouriotis, M.D.	55,197	45,000	-	100,197
Saqib Islam	47,500	45,000	-	92,500
Sandip Kapadia	55,000	45,000	-	100,000
Thomas Kassberg	14,586	90,000	-	104,586
Derrell Porter, M.D.	49,000	45,000	-	94,000
Dolan Sondhi, Ph.D.	44,000	36,885	-	80,885

(1)

The amounts reported in this column represent the aggregate grant date fair value of the stock options granted to our non-employee directors during the year ended December 31, 2024, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. The assumptions used in calculating the aggregate grant date fair value of the stock options reported in this column are set forth in Note 12 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. The amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by our directors from the stock options. For information regarding the number of stock options held by each non-employee director as of December 31, 2024, see the table below:

Name	Option Awards
Maxine Gowen, Ph.D.	174,071
Athena Countouriotis, M.D.	146,447
Saqib Islam	211,750
Sandip Kapadia	193,521
Thomas Kassberg	174,139
Derrell Porter, M.D.	129,529
Dolan Sondhi, Ph.D.	87,092

Non-Employee Director Compensation Policy

In April 2024, our board of directors adopted a written Non-Employee Director Compensation Policy (the “Policy”). The Policy covers the elements and amounts of compensation that our non-employee directors receive, as well as certain process and governance requirements that will remain in place through December 31, 2027. In particular, the Policy requires the Compensation Committee to annually retain a compensation consultant to conduct an analysis of non-employee director compensation for the purpose of setting future compensation. The analysis is based on a group of comparable companies, or the Director Compensation Peer Group, that the consultant selects pursuant to the parameters described below. The Compensation Committee will then review and approve the Director Compensation Peer Group, as recommended by the compensation consultant, as well as any resulting recommendations for director compensation.

The Policy requires that the Director Compensation Peer Group be determined on an annual basis, based on the recommendations of the compensation consultant, and shall be limited to companies with market capitalizations of 0.4 to 2.25 times that of our market capitalization, except that if our market capitalization is less than $250 million, the constituent companies may have a market capitalization of 0.333 to 3 times that of our market capitalization.

In accordance with the Policy, the Compensation Committee retained Pearl Meyer as its compensation consultant for the determination of our 2025 non-employee director compensation program. Pearl Meyer established a peer group of twenty publicly traded companies for the purpose of informing non-employee director compensation decisions. The peer group reflected companies with the following characteristics:

●	Publicly traded and listed on a major exchange;
●	Primary business operations in the biotechnology or pharmaceutical industry;
●	Completed an initial public offering prior to January 1, 2023;
●	Does not currently generate revenues from the sale of marketed products;
●	Market capitalization between $12 million and $105 million;
●	Total full-time employee count between 20 and 150; and
●	Last twelve months operating expenses between $30 million and $150 million.

The following peer group was selected based on the above-mentioned criteria (the “2025 Director Compensation Peer Group”).

In the table below, (i) “Full Time Employees” was compiled using information from each peer group company’s human capital disclosure included in the applicable peer group company’s most recently filed Form 10-K as of the date of the analysis and (ii) “Last Twelve Months Operating Expenses” was compiled using information from each peer group company’s financial statements included in the applicable peer group company’s most recently filed Form 10-K or 10-Q, as applicable, as of the date of the analysis.

Company	Market Capitalization at 12/31/2024 (in millions)	Full Time Employees	Last Twelve Months Operating Expenses (in millions)
Actinium Pharmaceuticals, Inc.	$39	49	$45
Adverum Biotechnologies, Inc.	$97	121	$104
AN2 Therapeutics, Inc.	$41	41	$67
Armata Pharmaceuticals, Inc.	$67	66	$47
Assembly Biosciences, Inc.	$100	65	$75
Athira Pharma, Inc.	$23	65	$112
BioAtla, Inc.	$34	65	$97
Bolt Biotherapeutics, Inc.	$20	100	$86
Cognition Therapeutics, Inc.	$29	25	$58
Elevation Oncology, Inc.	$33	29	$42
KALA BIO, Inc.	$32	43	$40
Kezar Life Sciences, Inc.	$49	58	$104
Kronos Bio, Inc.	$57	62	$96
MEI Pharma, Inc.	$16	28	$38
NextCure, Inc.	$22	82	$63
Ovid Therapeutics Inc.	$66	40	$70
Precision BioSciences, Inc.	$29	109	$91
Rallybio Corporation	$40	43	$71
Regulus Therapeutics Inc.	$103	30	$45
Vigil Neuroscience, Inc.	$69	69	$88

The Policy also includes the following limitations on the amounts of compensation that may be paid to non-employee Directors:

●	Continuing Directors. The total average annual compensation of all continuing non-employee directors for any calendar year shall not exceed the 62.5th percentile of total combined annual cash and equity non-employee director compensation of the Company’s Director Compensation Peer Group.
●	New Directors. The average annual compensation of any new director’s total annual cash compensation shall not exceed the 62.5th percentile of the Company’s Director Compensation Peer Group. Each new director’s initial equity award shall not exceed two times the value of the annual award granted to continuing directors in that year.
●	Market Capitalization Limitation. If our market capitalization is below $100 million, measured as of the last day of the fiscal quarter immediately preceding the date on which the board of directors approves annual Non-Employee Director compensation, the total average non-employee director compensation shall not exceed $125,000, excluding any initial equity award granted to New Directors as described above.
●	Compensation for Other Service. Any compensation awarded to non-employee directors for service as an officer, employee or consultant of the Company shall be excluded from the calculation of total average annual director compensation.
●	Equity Awards to be Granted by Value. Equity awards to non-employee directors shall be calculated and granted in terms of a designated value, and not in terms of a fixed number of shares. Value (for the purposes of determining the number shares that will be subject to an award) means the grant date fair value of the award determined in accordance with FASB ASC Topic 718.

Non-Employee Director Compensation for 2025

Pearl Meyer recommended, and after review and recommendation by our Compensation Committee, our board of directors approved the 2025 non-employee director compensation program based on the analysis of the Peer Group and application of the provisions of the Policy:

●	Cash Compensation. An annual cash retainer of $40,000 to each non-employee director. Additionally, the Chair of our board of directors receives an additional annual payment of $30,000; the Chair of our Audit, Compensation and Nominating and Governance Committees receive an additional annual payment of $15,000, $12,000 and $8,000 respectively; and the members of our Audit, Compensation and Nominating and Governance Committees receive an additional annual payment of $7,500, $5,500 and $4,000, respectively. Cash compensation is paid quarterly in arrears and is pro-rated for partial quarters served.
●	Equity Compensation. Each new, non-employee director who joins our board of directors will receive an initial option grant for the purchase of shares of our common stock with a value of $110,000 upon election to our board of directors. Equity awards for new directors will vest in equal monthly installments for three years after the grant date if the director has served continuously as a member of our board of directors through the applicable vesting date. On the date of each annual meeting of stockholders, each non-employee director who continues to serve on our board of directors immediately following such meeting will receive an option grant for the purchase of shares of our common stock with a value of $55,000, or such other amount as determined by our board of directors. Annual equity grants for directors will vest on the one-year anniversary after the grant date if the director has served continuously as a member of our board of directors through the applicable vesting date. In addition, equity awards for non-employee directors will vest in full in the event that we are subject to a change in control or upon certain other events. Non-employee directors receive no other form of remuneration, perquisites, or benefits, but are reimbursed for their reasonable travel expenses incurred in attending board and committee meetings.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED CLASS II DIRECTORS.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected KPMG LLP as our independent registered public accounting firm to perform the audit of our financial statements for the fiscal year ending December 31, 2025. KPMG LLP audited our financial statements for the fiscal years ended December 31, 2024 and 2023. We expect that representatives of KPMG LLP will be present at the Annual Meeting, will be able to make a statement if they so desire and will be available to respond to appropriate questions.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Although ratification by stockholders is not required by law, our Audit Committee is submitting the selection of KPMG LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the Audit Committee would reconsider the appointment. Notwithstanding its selection and even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in our best interests and the interests of our stockholders.

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for the years ended December 31, 2024 and 2023.

Principal Accountant Fees and Services

Fees Billed	Fiscal Year 2024	Fiscal Year 2023
Audit fees (1)	$677,500	$480,500
Audit-related fees (2)	-	-
Tax fees (3)	-	56,000
All other fees (4)	1,780	-
Total fees	$679,280	$536,500

(1)

“Audit fees” include fees for professional services provided by KPMG LLP in connection with the audit of our financial statements, review of our quarterly financial statements, and related services that are typically provided in connection with registration statements. Included in the Audit fees for fiscal year 2024 are $192,500 of fees in connection with registration statements under Form S-3 and Form S-8. Included in Audit fees for 2023 are $62,500 of fees in connection with registration statements under Form S-3 and Form S-8.

(2)	There were no “Audit-related fees” for fiscal years 2024 and 2023.
(3)

“Tax fees” include fees for tax consulting services provided by KPMG LLP related to the Company’s position for an Employee Retention Tax Credit for fiscal year 2023. There were no “Tax fees” for fiscal year 2024.

(4)	“All other fees” includes the 2024 annual subscription fee to KPMG’s Accounting Research Online. There were no other fees incurred in fiscal year 2023.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee generally pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our Audit Committee pre-approves services on a case-by-case basis. All of the services relating to the fees described in the table above were approved by our Audit Committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2.

PROPOSAL NO. 3

APPROVAL OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK, IF AND WHEN DETERMINED BY OUR BOARD

Overview

The Charter Amendment Proposal is a proposal to adopt an amendment to our Restated Certificate of Incorporation to effect a reverse stock split at a ratio between one-for-five (1:5) and one-for-fifty (1:50), inclusive (the “Split Ratio Range”), in the form set forth in Appendix A to this Proxy Statement. The Charter Amendment Proposal, if approved, would not immediately cause a reverse stock split, but rather would grant authorization to our board of directors to effect the reverse stock split (without reducing the number of authorized shares of our common stock) with a split ratio within the Split Ratio Range, if and when determined by our board of directors. Our board of directors has deemed it advisable, approved, and recommended that our stockholders adopt, and is hereby soliciting stockholder approval of, the proposed amendment to our Restated Certificate of Incorporation to effect a reverse stock split at a ratio within the Split Ratio Range, in the form set forth in Appendix A to this Proxy Statement.

The Charter Amendment Proposal will be adopted and approved only if holders of a majority our outstanding shares of common stock entitled to vote thereon at the Annual Meeting vote “FOR” the Charter Amendment Proposal at the Annual Meeting. Because the vote is based on the total number of shares outstanding rather than the votes cast at the Annual Meeting, failure to vote, as well as an abstention from voting, a withholding and a broker non-vote with respect to the Charter Amendment Proposal, will have the same effect as a vote against this proposal.

If we receive the required stockholder approval, our board of directors will have the sole authority to elect, at any time prior to the one year anniversary of the Annual Meeting, whether or not to effect a reverse stock split. Even with stockholder approval of the Charter Amendment Proposal, our board of directors will not be obligated to pursue the reverse stock split. Rather, our board of directors will have the flexibility to decide whether or not a reverse stock split (and at what ratio within the Split Ratio Range) is in the best interests of the Company and its stockholders.

If approved by our stockholders and following such approval our board of directors determines that effecting a reverse stock split is in the best interests of the Company and our stockholders, the reverse stock split would become effective upon filing a certificate of amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. As filed, the certificate of amendment would state the number of outstanding shares to be combined into one share of our common stock, at the ratio approved by our board of directors within the Split Ratio Range.

The amendment would not change the par value of our common stock and would not impact the total number of authorized shares of our common stock. Therefore, upon effectiveness of a reverse stock split, the number of shares of our common stock that are authorized and unissued will increase relative to the number of issued and outstanding shares of our common stock.

Although we presently intend to effect the reverse stock split to regain compliance with The Nasdaq Stock Market's minimum bid price requirement, under Section 242(c) of the Delaware General Corporation Law, our board of directors has reserved the right, notwithstanding our stockholders’ approval of the proposed amendment of the Restated Certificate of Incorporation at the Annual Meeting, to abandon the proposed amendment at any time (without further action by our stockholders) before the certificate of amendment with respect thereto is filed with the Secretary of State of the State of Delaware. Our board of directors may consider a variety of factors in determining whether or not to proceed with the proposed amendment of the Restated Certificate of Incorporation and the appropriate range within the Split Ratio Range for any such amendment, including overall trends in the stock market, recent changes and anticipated trends in the per-share market price of our common stock, business developments and our actual and projected financial performance. If the closing bid price of our common stock on The Nasdaq Stock Market reaches a minimum of $1.00 per share and remains at or above that level for a minimum of ten consecutive trading days (or longer, if required by the Nasdaq Listing Qualifications Panel), as discussed more fully below, our board of directors may decide to abandon the proposed amendment of the Restated Certificate of Incorporation in its entirety.

Purpose and Overview of the Reverse Stock Split

Our primary objective in effectuating the reverse stock split would be to attempt to raise the per-share trading price of our common stock to continue listing our common stock on The Nasdaq Capital Market and relist our common stock on The Nasdaq Global Select Market. To maintain listing on The Nasdaq Capital Market and qualify for relisting on the Nasdaq Global Select Market, The Nasdaq Stock Market requires, among other things, that our common stock maintain a minimum closing bid price of $1.00 per share. On the Record Date, the closing price for our common stock on The Nasdaq Capital Market was $0.35 per share.

On August 1, 2024, the Company received notice from the Listing Qualifications staff of The Nasdaq Stock Market, that, because the closing bid price for the Company’s common stock had fallen below $1.00 per share for 30 consecutive business days, the Company no longer complies with the minimum bid price requirement for continued listing on The Nasdaq Global Select Market. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided an initial compliance period of 180 calendar days, or until January 28, 2025, to regain compliance with the minimum bid price requirement. The Company did not regain compliance by January 28, 2025, and in response, the Company submitted an application to transfer the listing of our common stock from The Nasdaq Global Select Market to The Nasdaq Capital Market. On January 29, 2025, the Nasdaq Listing Qualifications department approved the Company’s request to transfer the listing of the Company’s shares of common stock from The Nasdaq Global Select Market to The Nasdaq Capital Market. The transfer took effect at the opening of business on January 30, 2025. As a result of the transfer to The Nasdaq Capital Market, Nasdaq granted the Company a second period of 180 calendar days, or until July 28, 2025, to regain compliance with the minimum bid price requirement for continued listing. If the Company does not regain compliance with the minimum bid price rule by July 27, 2025 and is not eligible for an additional compliance period, Nasdaq will provide written notification to the Company that our common stock may be delisted.

Our board of directors is seeking stockholder approval of the Charter Amendment Proposal in order to have the authority to effectuate the reverse stock split as a means of increasing the bid price per share of our common stock at or above $1.00 per share in order to avoid further action by Nasdaq, in the event we are not able to satisfy the minimum bid price requirement in adequate time before the deadline. We expect that the reverse stock split would increase the bid price per share of our common stock above the $1.00 per share minimum price, thereby satisfying this listing requirement. However, there can be no assurance that the reverse stock split would have that effect, initially or in the future, or that it would enable us to maintain the listing of our common stock on The Nasdaq Stock Market. The proposed reverse stock split is not intended to be an anti-takeover device.

In addition, we believe that the low per-share market price of our common stock impairs its marketability to, and acceptance by, institutional investors and other members of the investing public and creates a negative impression of the Company. Theoretically, decreasing the number of shares of our common stock outstanding should not, by itself, affect the marketability of the shares, the type of investor who would be interested in acquiring them or our reputation in the financial community. In practice, however, many investors, brokerage firms and market makers consider low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment and trading in such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks. The presence of these factors may be adversely affecting, and may continue to adversely affect, not only the price of our common stock but also its trading liquidity. In addition, these factors may affect our ability to raise additional capital through the sale of our common stock.

We also believe that a higher stock price could help us attract and retain employees and other service providers. We believe that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the size of the company’s market capitalization. If the reverse stock split successfully increases the per-share price of our common stock, we believe this increase would enhance our ability to attract and retain employees and service providers. Further, the reverse stock split will result in additional authorized and unissued shares becoming available for general corporate purposes as the board of directors may determine from time to time, including for use under its equity compensation plans.

We believe that the decrease in the number of shares of our outstanding common stock because of the reverse stock split, and the anticipated increase in the price per share, would possibly promote greater liquidity for our stockholders with respect to their shares. However, liquidity may be adversely affected by the reduced number of shares that would be outstanding if the reverse stock split is effected, particularly if the price per share of our common stock begins a declining trend after the reverse stock split is effectuated.

There can be no assurance that the reverse stock split would achieve any of the desired results.

There also can be no assurance that the price per share of our common stock immediately after the reverse stock split would increase proportionately with the reverse stock split, or that any increase would be sustained for any period of time.

We believe the reverse stock split is the most likely way to assist the stock price in reaching the minimum bid level required by The Nasdaq Stock Market, although effecting the reverse stock split cannot guarantee that we would be in compliance with the minimum bid price requirement for even the minimum ten-day trading period required by The Nasdaq Stock Market.

Furthermore, the reverse stock split cannot guarantee we would be in compliance with the market capitalization, net worth or stockholders’ equity criteria required to maintain our listing on The Nasdaq Stock Market. If our stockholders do not approve the Charter Amendment Proposal and our stock price does not otherwise increase to greater than $1.00 per share for at least ten consecutive trading days before July 27, 2025 (or before the end of an extended compliance period, if granted), we expect our common stock to be subject to a delisting action by Nasdaq.

If our common stock were delisted from The Nasdaq Stock Market, trading of our common stock would thereafter be conducted on the OTC Bulletin Board or the “pink sheets.” As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our common stock. To relist shares of our common stock on The Nasdaq Stock Market, we would be required to meet the initial listing requirements for The Nasdaq Stock Market, which are more stringent than the maintenance requirements.

If our common stock were delisted from The Nasdaq Stock Market and the price of our common stock were below $5.00 at such time, such stock would come within the definition of “penny stock” as defined in the Exchange Act and would be covered by Rule 15g-9 of the Exchange Act. That rule imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5 million or individuals with net worth in excess of $1 million or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by Rule 15g-9, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. These additional sales practice restrictions would make trading in our common stock more difficult and the market less efficient.

In evaluating whether to seek stockholder approval of the Charter Amendment Proposal, our board of directors took into consideration negative factors associated with reverse stock splits. These factors include: the negative perception of reverse stock splits that investors, analysts and other stock market participants may hold; the fact that the stock prices of some companies that have effected reverse stock splits have subsequently declined, sometimes significantly, following their reverse stock splits; the possible adverse effect on liquidity that a reduced number of outstanding shares could cause; and the costs associated with implementing a reverse stock split.

Even if our stockholders approve the Charter Amendment Proposal, our board of directors reserves the right not to effect the proposed amendment in its entirety if in our board of directors’ opinion it would not be in the best interests of the Company or our stockholders to effect a reverse stock split.

Risks Associated with the Reverse Stock Split

We cannot predict whether the reverse stock split, if completed, will increase the market price for our common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

●	the market price per share would either exceed or remain in excess of the $1.00 minimum bid price per share as required to maintain the listing of our common stock on The Nasdaq Stock Market;
●	we would otherwise meet the requirements for continued listing of our common stock on The Nasdaq Stock Market;
●	the market price per share of our common stock after the reverse stock split would rise in proportion to the reduction in the number of shares outstanding before the reverse stock split;
●	the reverse stock split would result in a per-share price that would attract brokers and investors who do not trade in lower-priced stocks;
●	the reverse stock split would result in a per-share price that would increase our ability to attract and retain employees and other service providers; or
●	the reverse stock split would promote greater liquidity for our stockholders with respect to their shares.

In addition, the reverse stock split would reduce the number of outstanding shares of our common stock without reducing the number of shares of available but unissued common stock, increasing the number of authorized but unissued shares of common stock. Therefore, the number of shares of our common stock that are authorized and unissued will increase relative to the number of issued and outstanding shares of our common stock following the reverse stock split. The board of directors may authorize the issuance of the remaining authorized and unissued shares without further stockholder action for a variety of purposes, except as such stockholder approval may be required in particular cases by our Restated Certificate of Incorporation, applicable law or the rules of any stock exchange on which our securities may then be listed. The issuance of additional shares would be dilutive to our existing stockholders and may cause a decline in the trading price of our common stock. The issuance of authorized but unissued shares of common stock could be used to deter a potential takeover of us that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the board of directors’ desires. A takeover may be beneficial to independent stockholders because, among other reasons, a potential suitor may offer such stockholders a premium for their shares of stock compared to the then-existing market price. We do not have any plans or proposals to adopt provisions or enter into agreements that may have material anti-takeover consequences.

The market price of our common stock is based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split.

Principal Effects of the Reverse Stock Split on the Market for Our Common Stock

On March 31, 2025, the closing price for our common stock on The Nasdaq Stock Market was $0.35 per share. By decreasing the number of shares of our common stock outstanding without altering the aggregate economic interest represented by the shares, we believe the market price would be increased. The greater the market price rises above $1.00 per share, the less risk there would be that we would fail to meet the requirements for maintaining the listing of our common stock on The Nasdaq Stock Market. However, there can be no assurance that the market price of the common stock would rise to or maintain any particular level or that we would at all times be able to meet the requirements for maintaining the listing of our common stock on The Nasdaq Stock Market.

Principal Effects of the Reverse Stock Split on Our Common Stock; No Fractional Shares

If our stockholders approve the Charter Amendment Proposal, and if our board of directors decides to effectuate a proposed amendment to effect a reverse stock split, the principal effect of the amendment would be to reduce the number of issued and outstanding shares of our common stock including those held by the Company in treasury stock, depending on the Split Ratio Range set forth in such amendment, from 62,148,274 shares as of the Record Date to between 12,429,655 shares and 1,242,965 shares. If the reverse stock split is effectuated, the total number of shares of our common stock each stockholder holds would be reclassified automatically into the number of shares of our common stock equal to the number of shares of our common stock each stockholder held immediately prior to the reverse stock split divided by the ratio approved by the board of directors within the Split Ratio Range and set forth in the applicable amendment.

Effecting the reverse stock split will not change the total authorized number of shares of our common stock. However, the reduction in the issued and outstanding shares would provide more authorized shares available for future issuance. We have no specific plan, commitment, arrangement, understanding or agreement, either oral or written, regarding the issuance of common stock subsequent to this proposed increase in the number of authorized shares at this time, and we have not allocated any specific portion of the proposed increase in the authorized number of shares to any particular purpose. However, we have in the past conducted certain public and private offerings of our securities, and we will continue to require, and are actively seeking, additional capital in the near future to fund our operations. As a result, it is foreseeable that we will seek to issue such additional shares of common stock in connection with any such capital raising activities, or any of the other activities described above. The board of directors does not intend to issue any common stock or securities convertible into common stock except on terms that the board of directors deems to be in the best interests of us and our stockholders.

The reverse stock split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests, except to the extent that the reverse stock split results in such stockholder owning a fractional share. No fractional shares will be issued in connection with the reverse stock split. In lieu of any fractional shares, we will issue to stockholders who would otherwise hold a fractional share because the number of shares of common stock they hold of record before the reverse stock split is not evenly divisible by the reverse stock split ratio approved by the board of directors that number of shares of common stock as rounded up to the nearest whole share. If a stockholder holds fractional shares subject to an award granted under the Incentive and Inducement Plans as a result of the reverse stock split, each fractional share of common stock will be rounded down to the nearest whole share of common stock in order to comply with the requirements of Sections 409A and 424 of the Internal Revenue Code of 1986, as amended (the “Code”). No stockholders will receive cash in lieu of fractional shares.

Principal Effects of the Reverse Stock Split on Outstanding Equity

As of the Record Date, we had outstanding (a) options to purchase an aggregate of 14,096,178 shares of our common stock with exercise prices ranging from $0.39 to $27.00 per share and (b) 1,250,000 restricted stock units outstanding. Under the terms of the stock options, when the reverse stock split becomes effective, the number of shares of our common stock subject to outstanding options would be divided by the number of shares being combined into one share of our common stock in the reverse stock split and the exercise or conversion price per share would be increased to a dollar amount equal to the current exercise or conversion price, multiplied by the number of shares being combined into one share of our common stock in the reverse stock split. This results in the same aggregate price being required to be paid upon exercise as was required immediately preceding the reverse stock split. The number of shares reserved under our Incentive and Inducement Plans would decrease by the ratio approved by the board of directors within the Split Ratio Range. Outstanding restricted stock units will also be proportionally adjusted by the ratio approved by the board of directors within the Split Ratio Range.

Principal Effects of the Reverse Stock Split on Legal Ability to Pay Dividends

We have never declared or paid cash dividends on our common stock, nor do we have any plans to declare in the foreseeable future any distributions of cash or other property to holders of common stock, and we are not in arrears on any dividends. Therefore, we do not believe that the reverse stock split would have any effect with respect to future distributions, if any, to holders of our common stock.

Accounting Matters

The reverse stock split would not affect the par value of our common stock, which would remain unchanged at $0.0001 per share. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to our common stock would be reduced by the ratio approved by the board of directors within the Split Ratio Range. In other words, stated capital would be reduced by the ratio approved by the board of directors within the Split Ratio Range, and the additional paid-in capital account would be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock would be increased because there would be fewer shares of our common stock outstanding.

Beneficial Holders of Our Common Stock (Stockholders Who Hold in “Street Name”)

Upon the reverse stock split, we intend to treat shares held by stockholders in “street name,” through a broker, in the same manner as registered stockholders whose shares are registered in their names. Brokers would be instructed to effect the reverse stock split for their beneficial holders holding our common stock in “street name.” However, brokers may have different procedures than registered stockholders for processing the reverse stock split. Stockholders holding shares of our common stock with a broker and having any questions in this regard should contact their broker.

Registered “Book-Entry” Holders of Our Common Stock

If a stockholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken to receive post-reverse stock split shares. If such a stockholder is entitled to post-reverse stock split shares, a transaction statement would automatically be sent to such stockholder’s address of record indicating the number of shares of our common stock held following the reverse stock split.

No Dissenters’ Rights

Under the Delaware General Corporation Law, stockholders are not entitled to dissenters’ rights with respect to the reverse stock split.

Material Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the reverse stock split to holders of our common stock.

This summary does not address all of the tax consequences that may be relevant to any particular stockholder, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by stockholders. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax or Medicare contribution tax on net investment income, traders in securities that have made a “mark to market” election and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our common stock as a “capital asset” (generally, property held for investment). This summary also does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax (such as estate, gift or other non-income tax consequences).

This summary is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this proxy statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the reverse stock split.

EACH STOCKHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the reverse stock split.

Tax Consequences to the Company

We will not recognize taxable income, gain or loss in connection with the reverse stock split.

Tax Consequences to Stockholders

The reverse stock split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except as described below with respect to rounding up of fractional shares, no gain or loss will be recognized upon the reverse stock split. In addition, the aggregate tax basis in the common stock received pursuant to the reverse stock split should equal the aggregate tax basis in the common stock surrendered, and the holding period for the common stock received should include the holding period for the common stock surrendered.

The treatment of the exchange of a fractional share for a whole share in the reverse stock split is not entirely clear, and accordingly it is possible that a holder may recognize income for U.S. federal income tax purposes equal to the value of the additional fraction of a share of common stock received by such holder as a result of rounding up. Holders should consult their own tax advisors concerning this issue.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 3.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of the Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, unless and only to the extent that we specifically incorporate it by reference.

The Audit Committee has reviewed and discussed with our management and KPMG LLP our audited financial statements as of and for the year ended December 31, 2024. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) and the U.S. Securities and Exchange Commission.

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our board of directors that the audited financial statements as of and for the year ended December 31, 2024 be included in our Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the U.S. Securities and Exchange Commission.

Submitted by the Audit Committee

Sandip Kapadia, Chair

Saqib Islam

Thomas Kassberg

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 19, 2025, by:

●	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;
●	each of our directors or director nominees;
●	each of our named executive officers; and
●	all of our directors and executive officers as a group.

Percentage ownership of our common stock is based on 62,148,274 shares of our common stock outstanding on March 19, 2025. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed all shares of common stock subject to options or other convertible securities held by that person or entity that are currently exercisable or that will become exercisable within 60 days of March 19, 2025 to be outstanding and to be beneficially owned by the person or entity holding the option for the purpose of computing the percentage ownership of that person or entity but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Passage Bio, Inc., One Commerce Square, 2005 Market Street, 39th Floor, Philadelphia, PA 19103.

	Beneficial Ownership
Name of Beneficial Owner	Number	Percent
5% Stockholders
Lynx1 Capital Management LP (1)	9,256,953	14.9%
OrbiMed and affiliated entities (2)	7,034,626	11.3%
Vestal Point Capital, LP (3)	6,100,000	9.8%
Directors and Named Executive Officers:
William Chou, M.D. (4)	1,109,416	1.8%
Athena Countouriotis, M.D. (5)	117,654	*%
Maxine Gowen, Ph.D. (6)	126,378	*%
Saqib Islam (7)	169,057	*%
Sandip Kapadia (8)	145,828	*%
Thomas Kassberg (9)	38,697	*%
Derrell Porter, M.D. (10)	81,836	*%
Dolan Sondhi, Ph.D. (11)	28,000	*%
Kathleen Borthwick (12)	226,918	*%
Edgar B. (Chip) Cale (13)	1,066,630	1.7%
All executive officers and directors as a group (10 persons) (14)	3,110,414	5.0%

*	Represents beneficial ownership of less than one percent.

(1)

Based solely on a Schedule 13G/A filed on February 14, 2025. Represents 9,256,953 shares of common stock held by Lynx1 Capital Management LP. The address for Lynx1 Capital Management LP is 151 Calle de San Francisco, Suite 200, PMB 1237, San Juan, PR 00901-1607.

(2)

Based solely on a Schedule 13D/A filed on December 26, 2024 and a Form 4 filed on January 14, 2025. Represents 7,034,626 shares of common stock held by OrbiMed Private Investments VII, LP (“OPI VII”). OrbiMed Capital GP VII LLC (“OrbiMed GP”) is the general partner of OPI VII and OrbiMed Advisors LLC (“OrbiMed Advisors”) is the managing member of OrbiMed GP. As a result, OrbiMed Advisors and OrbiMed GP share power to direct the vote and disposition of the shares held by OPI VII and may be deemed directly or indirectly, including by reason of their mutual affiliation, to be the beneficial owners of the shares held by OPI VII. OrbiMed Advisors exercises this investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho, and W. Carter Neild, each of whom disclaims beneficial ownership of the shares held by OPI VII. The address for each of OrbiMed Advisors and OrbiMed GP is 601 Lexington Avenue, 54th Floor, New York, NY 10022.

(3)

Based solely on a Schedule 13G filed on November 14, 2024. Represents 6,100,000 shares of common stock held by Vestal Point Capital, LP. The address for Vestal Point Capital, LP is 632 Broadway, Suite 602, New York, NY 10012.

(4)	Represents (i) 8,000 shares of common stock and (ii) 1,101,416 shares underlying options to purchase common stock that are exercisable within 60 days of March 19, 2025.
(5)	Represents (i) 18,900 shares of common stock and (ii) 98,754 shares underlying options to purchase common stock that are exercisable within 60 days of March 19, 2025.
(6)	Represents 126,378 shares underlying options to purchase common stock that are exercisable within 60 days of March 19, 2025.
(7)	Represents (i) 5,000 shares of common stock and (ii) 164,057 shares underlying options to purchase common stock that are exercisable within 60 days of March 19, 2025.
(8)	Represents 145,828 shares underlying options to purchase common stock that are exercisable within 60 days of March 19, 2025.
(9)	Represents 38,697 shares underlying options to purchase common stock that are exercisable within 60 days of March 19, 2025.
(10)	Represents 81,836 shares underlying options to purchase common stock that are exercisable within 60 days of March 19, 2025.
(11)	Represents 28,000 shares underlying options to purchase common stock that are exercisable within 60 days of March 19, 2025.
(12)	Represents (i) 41,283 shares of common stock and (ii) 185,635 shares underlying options to purchase common stock that are exercisable within 60 days of March 19, 2025.
(13)	Represents (i) 57,495 shares of common stock and (ii) 1,009,135 shares underlying options to purchase common stock that are exercisable within 60 days of March 19, 2025.
(14)

Represents (i) 130,678 shares of common stock and (ii) 2,979,736 shares underlying options to purchase common stock that are exercisable within 60 days of March 19, 2025, by our directors and executive officers.

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers as of March 31, 2025:

Name	Age	Position(s)
William Chou, M.D.	52	President, Chief Executive Officer and Director
Kathleen Borthwick	49	Chief Financial Officer
Edgar B. (Chip) Cale	61	General Counsel and Corporate Secretary

William Chou, M.D. has served as our President and Chief Executive Officer and as a member of our board of directors since October 2022. Dr. Chou’s biographical information is set forth above under the heading “Proposal No. 1 – Election of Class II Directors – Continuing Directors”.

Kathleen Borthwick has served as our Chief Financial Officer since March 2024. From November 2021 to March 2024, Ms. Borthwick served as our Interim Chief Financial Officer and Vice President of Finance. From June 1997 to October 2021, Ms. Borthwick served in various leadership roles of increasing responsibility at Johnson & Johnson Services, Inc. During her tenure at Johnson & Johnson, she worked in Finance in support of Research & Development, Manufacturing, Business Development, Treasury and commercial operations for global Pharmaceutical and Medical Technology business segments. Ms. Borthwick earned her B.S. in Economics with concentrations in Accounting and Health Care Management at the Wharton School of University of Pennsylvania, and her M.B.A. from the Tuck School of Business at Dartmouth College.

Edgar B. (Chip) Cale has served as our General Counsel since September 2019 and Corporate Secretary since December 2019. From June to October 2022, Mr. Cale also served as our interim Chief Executive Officer. From June 1998 to July 2019, Mr. Cale served in various senior leadership roles at GlaxoSmithKline plc, a multinational pharmaceutical company, most recently as Senior Vice President, Legal Corporate Functions. Prior to this Mr. Cale also served as Vice President, and head of legal support for GSK’s worldwide business development and Vice President, General Counsel of GSK Vaccines. Prior to that, Mr. Cale served as a corporate and securities lawyer supporting emerging growth companies in the life sciences and technology industries at Venture Law Group LLP and Brobeck, Phleger & Harrison LLP. Mr. Cale received a B.A. in Biology from the University of Pennsylvania and a J.D. from the University of California, Berkeley.

EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure set forth information about the compensation provided to certain of our executive officers during the years ended December 31, 2024 and 2023. These executive officers, which consist of our principal executive officer and our two most highly-compensated executive officers (other than our principal executive officer) who were serving as executive officers at the end of the fiscal year ended December 31, 2024, were:

●	William Chou, M.D., our President and Chief Executive Officer;
●	Kathleen Borthwick, our Chief Financial Officer; and
●	Edgar B. (Chip) Cale, our General Counsel and Company Secretary.

We refer to these individuals as our “named executive officers.”

Summary Compensation Table

The following table presents summary information regarding the total compensation for services rendered in all capacities that was awarded to and earned by our named executive officers during the years ended December 31, 2024 and 2023:

					Non-equity
					incentive plan	Option		All other
			Bonus		compensation	awards	Stock Awards	compensation	Total
Name and principal position	Year	Salary ($)	($)		($) (2)	($) (3)	($)	($) (4)	($)
William Chou, M.D.	2024	638,461	-		334,400	646,659	-	17,250	1,636,770
President, Chief Executive Officer and Director	2023	599,231	-		330,000	502,815	-	16,500	1,448,546
Kathleen Borthwick	2024	420,692	-		166,785	256,971	-	17,250	861,698
Chief Financial Officer
Edgar B. (Chip) Cale	2024	436,754	-		172,773	255,143	-	17,250	881,920
General Counsel and Corporate Secretary	2023	419,952	200,000	(1)	168,240	145,034	-	16,500	949,726

(1)	The amount reflects a retention bonus of $200,000 which was earned on December 31, 2023.
(2)	For additional information regarding the non-equity incentive plan compensation, see the section entitled “Non-Equity Incentive Plan Compensation.”
(3)

Represents the grant date fair value of options awarded during the applicable year as computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Options Award column are set forth in Note 12 to our financial statements included with our 2024 Annual Report under Form 10-K. Note that the amounts reported in this column reflect the aggregate accounting cost, under generally accepted accounting principles, for these awards and do not necessarily correspond to the actual economic value that may be received by each named executive officer from the options.

(4)	Represents matching contributions under our 401(k) Plan and certain other de minimis perquisites.

Executive Compensation Overview

We endeavor to maintain sound compensation governance standards consistent with our executive compensation policies and practices. Our Compensation Committee regularly reviews all compensation components to ensure that they are consistent with our short-term and long-term goals, including base salary, bonus, benefits, equity incentives, and other perquisites, as well as severance arrangements, change-in-control benefits and other forms of executive officer compensation. In addition, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy, and new trends, plans, or approaches to compensation, at various meetings throughout the year. When considering the total variable pay-mix for our executive officers, we seek to design and implement a competitive executive compensation program that combines both cash and incentive elements based on annual performance objectives and long-term equity elements that will be flexible and complementary to meet our compensation objectives. The Compensation Committee also has the authority to administer our equity-based plans, both directly and through delegated authority to the Chief Executive Officer.

Our Compensation Committee provides a recommendation on the compensation of our Chief Executive Officer to the board of directors and approves the compensation of our other executive officers.

In the fall of 2023, the Compensation Committee engaged Pearl Meyer to evaluate our executive compensation program and provide a market frame of reference for setting compensation for the 2024 fiscal year. In evaluating the total compensation of our executive officers, the Compensation Committee, with the assistance of Pearl Meyer, established a peer group of twenty-one publicly traded companies in the biopharmaceutical industry whose market capitalization, operating size, maturity of product development pipeline or area of therapeutic focus were similar to Passage Bio at that time. In the fall of 2024, Pearl Meyer again assisted the Compensation Committee for the evaluation of our executive compensation program for the 2025 fiscal year. As part of its advice, Pearl Meyer developed a new peer group of twenty publicly traded companies in the biopharmaceutical industry to evaluate our executive compensation program and provide a market frame of reference for setting compensation for the 2025 fiscal year, which accounted for the evolution of the Company between 2023 and 2024 and reflected the characteristics of the Company at that time. Pearl Meyer used this peer group to assist the Compensation Committee in conducting a competitive compensation assessment for our executive officers for the fiscal year ended December 31, 2024 and for fiscal year 2025 compensation planning.

Base Salary

Base salaries are reviewed annually and may be adjusted to realign salaries with market levels of compensation paid by our peer companies, after considering individual responsibilities and performance over the past year. In 2024, the base salary of our continuing officers (other than Ms. Borthwick who received an additional increase in connection with her appointment as chief financial officer) increased by 4% to 6.5% to better align them with market practices.

Non-Equity Incentive Plan Compensation

Annual bonuses for our executive officers are based on the achievement of individual performance objectives and corporate objectives established by our board of directors that are based on goals related to research and development, regulatory, financial and other general corporate goals. The 2024 target bonus amounts, expressed as a percentage of annual base salary, for our named executive officers were 55% for Dr. Chou, and 40% for Ms. Borthwick and Mr. Cale. In February 2025, based on the achievement of these corporate and personal performance objectives, our board of directors determined to award bonuses at 95% - 99% of the targeted amount as reflected in the table above to Dr. Chou, Ms. Borthwick, and Mr. Cale.

Retention Bonus

In order to retain the leadership and services of the executive team during a time of transition, the Compensation Committee provided retention bonuses that were payable subject to the executive’s employment through December 31, 2023. As reflected in the table above, Mr. Cale earned and received a retention bonus in 2023; Ms. Borthwick also received a retention bonus in 2023.

Equity Awards

In 2024, the Company granted stock options to our named executive officers as a way to incentivize them and as a retention vehicle.

2024 Outstanding Equity Awards at Fiscal Year-End Table

The following table presents, for each of our named executive officers, information regarding outstanding stock options and restricted stock units held as of December 31, 2024. Awards to date have been granted under our 2018 Equity Incentive Plan (the “2018 EIP”), 2020 Equity Incentive Plan (the “2020 EIP”) and 2021 Equity Inducement Plan (the “2021 EIP”) (the 2018 EIP, 2020 EIP, and 2021 EIP herein referred to as the “Incentive and Inducement Plans”).

				Option Awards					Stock Awards
												Market value
										Number of		of shares or
					Securities	Securities				shares or		restricted
					underlying	underlying	Option			restricted		stock
				Vesting	unexercised	unexercised	exercise	Option		stock units		units
	Grant	Equity		Commencement	options	options	price	expiration	Grant	that have		that have
Name	date	Plan		date	exercisable	unexercisable	($)	date	date	not vested (#)		not vested ($)
William Chou, M.D.	10/10/2022	2020 EIP	(1)	10/10/2022	118,895	100,605	1.32	10/10/2032
	10/10/2022	2021 EIP	(1)	10/10/2022	360,479	305,021	1.32	10/10/2032
	3/15/2023	2020 EIP	(2)	3/15/2023	266,269	342,346	1.08	3/15/2033
	3/15/2024	2020 EIP	(2)	3/15/2024	107,812	467,188	1.50	3/15/2034
Kathleen Borthwick	12/15/2021	2020 EIP	(1)	11/1/2021	43,166	12,834	6.75	12/15/2031
		2020 EIP							2/10/2022	8,000	(5)	4,536
	6/13/2022	2020 EIP	(4)	6/13/2022	17,389	3,478	2.29	6/13/2032
	3/15/2023	2020 EIP	(2)	3/15/2023	24,062	30,938	1.08	3/15/2033
	7/28/2023	2020 EIP	(1)	7/28/2023	7,083	12,917	0.88	7/28/2033
	3/15/2024	2020 EIP	(2)	3/15/2024	42,562	184,438	1.50	3/15/2034
Edgar B. (Chip) Cale	10/23/2019	2018 EIP	(1)	9/23/2019	274,254	-	8.07	10/23/2029
	2/27/2020	2020 EIP	(1)	2/27/2020	99,731	-	18.00	2/27/2030
	2/16/2021	2020 EIP	(1)	2/15/2021	163,872	7,125	21.85	2/16/2031
	2/10/2022	2020 EIP	(2)	2/10/2022	75,083	30,917	4.52	2/10/2032
	5/31/2022	2020 EIP	(3)	5/31/2022	100,000	-	1.80	5/31/2032
	6/13/2022	2020 EIP	(4)	6/13/2022	88,333	17,667	2.29	6/13/2032
	3/15/2023	2020 EIP	(2)	3/15/2023	76,562	98,438	1.08	3/15/2033
	3/15/2024	2020 EIP	(2)	3/15/2024	38,062	164,938	1.50	3/15/2034
	9/30/2024	2020 EIP	(2)	8/1/2024	4,166	45,834	0.70	9/30/2034

(1)

The option vests as to 25% of the total shares on the first anniversary date of the vesting commencement date and then 2.0833% of the total shares vest monthly thereafter, with 100% of the total shares vested on the fourth anniversary of the vesting commencement date subject to the reporting person’s provision of service to the Company on each vesting date.

(2)

The option vests 2.0833% of the total shares monthly with 100% of the total shares vested on the fourth anniversary of the vesting commencement date, subject to the reporting person’s provision of service to the Company on each vesting date.

(3)

The option vested 8.3333% of the total shares on June 30, 2022, and then 8.3333% of the total shares vested monthly thereafter, with 100% of the total shares vested on May 31, 2023, subject to the reporting person’s provision of service to the Company on each vesting date. The option was provided in connection with Mr. Cale’s appointment to interim Chief Executive Officer.

(4)

The option vests 2.7778% of the total shares monthly with 100% of the total shares vested on the third anniversary of the vesting commencement date, subject to the reporting person’s provision of service to the Company on each vesting date.

(5)	Represents restricted stock units, which 33.3333% vested on February 10, 2024, and the remaining 66.6667% vested on February 10, 2025.

Employment Agreements

We have entered into written employment agreements with each of our named executive officers. Each of these agreements provides for at-will employment and includes each officer’s base salary, a discretionary annual incentive bonus opportunity that may be based on individual and Company performance and standard employee benefit plan participation. These agreements also provide for severance benefits upon termination of employment or a change in control of our Company.

William Chou, M.D.

Effective as of October 10, 2022, William Chou, M.D. was appointed as our Chief Executive Officer and a member of our board of directors. Dr. Chou’s employment agreement provides for at-will employment and included his initial base salary, discretionary annual incentive bonus opportunity, certain initial equity incentive awards and standard employee benefit plan participation. The details of Dr. Chou’s compensation for the years ended 2024 and 2023 are included above in the Summary Compensation Table.

Pursuant to the terms of his employment agreement, in the event Dr. Chou is terminated without “cause” or resigns for “good reason” (as such terms are defined in his employment agreement), Dr. Chou will, subject to his execution and non-revocation of a release of claims, be entitled to a lump-sum cash amount equal to (i) 12 months of his base salary; (ii) 100% of his annual target bonus for the year in which such termination occurs; and (iii) the amount of COBRA premiums he would be required to pay to maintain group healthcare coverage as in effect on the date of his termination for 12 months.

In the event Dr. Chou is terminated without “cause” or resigns for “good reason” (as such terms are defined in his employment agreement), within two months prior to, or 12 months following, a “change in control,” then in lieu of the foregoing and subject to his execution and non-revocation of a release of claims, Dr. Chou would be entitled to a lump-sum cash amount equal to (i)18 months of his base salary at that time; (ii) 150% his annual target bonus for the year in which such termination occurs; and (iii) the amount of COBRA premiums he would be required to pay to maintain group healthcare coverage as in effect on the date of his termination for 18 months. In addition, in the event that a successor company does not assume or substitute equity awards held by Dr. Chou in connection with a “change in control,” or Dr. Chou experiences a qualifying termination as described above within two months prior to, or 12 months following a “change in control,” (as defined in his employment agreement) Dr. Chou’s then-outstanding equity awards will become fully vested and exercisable, as applicable, and forfeiture restrictions thereon will lapse. Unless otherwise set forth in an applicable grant agreement, any performance conditions applicable to such equity awards will be deemed achieved at the greater of target or actual performance.

Each of the foregoing severance payments and benefits are subject to Dr. Chou’s execution of a general release of claims against us, and his compliance with certain non-competition and non-solicitation provisions set forth in his employment agreement or our standard confidentiality and inventions assignment agreement. To the extent such severance payments and benefits are payable in connection with a change in control and would result in excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, then pursuant to this employment agreement, Dr. Chou would be entitled to receive (i) the full payment of such payments and benefits or (ii) such lesser amount as would result in no portion of those payments and benefits being subject to the excise tax, whichever results in the greater net after-tax position for Dr. Chou.

Kathleen Borthwick

On March 1, 2024, Kathleen Borthwick, was appointed as our Chief Financial Officer. Ms. Borthwick’s employment agreement provides for at-will employment and included her initial base salary, discretionary annual incentive bonus opportunity, certain initial equity incentive awards and standard employee benefit plan participation. The details of Ms. Borthwick’s compensation for the year ended 2024 is included above in the Summary Compensation Table.

Pursuant to the terms of her employment agreement, in the event Ms. Borthwick is terminated without “cause” or resigns for “good reason” (as such terms are defined in her employment agreement), Ms. Borthwick will, subject to her execution and non-revocation of a release of claims, be entitled to a lump-sum cash amount equal to (i) 12 months of her base salary (ii) the amount of COBRA premiums she would be required to pay to maintain group healthcare coverage as in effect on the date of her termination for 12 months.

In the event Ms. Borthwick is terminated without “cause” or resigns for “good reason” (as such terms are defined in her employment agreement), within two months prior to, or 12 months following, a “change in control,” then in lieu of the foregoing and subject to her execution and non-revocation of a release of claims, Ms. Borthwick would be entitled to a lump-sum cash amount equal to (i) 12 months of her base salary; (ii) 100% her annual target bonus for the year in which such termination occurs; and (iii) the amount of

COBRA premiums she would be required to pay to maintain group healthcare coverage as in effect on the date of her termination for 12 months. In addition, in the event that a successor company does not assume or substitute equity awards held by Ms. Borthwick in connection with a “change in control,” or Ms. Borthwick experiences a qualifying termination as described above within two months prior to, or 12 months following a “change in control” (as defined in her employment agreement), Ms. Borthwick’s then-outstanding equity awards will become fully vested and exercisable, as applicable, and forfeiture restrictions thereon will lapse. Unless otherwise set forth in an applicable grant agreement, any performance conditions applicable to such equity awards will be deemed achieved at the greater of target or actual performance.

Each of the foregoing severance payments and benefits are subject to Ms. Borthwick’s execution of a general release of claims against us, and her compliance with certain non-competition and non-solicitation provisions set forth in her employment agreement or our standard confidentiality and inventions assignment agreement. To the extent such severance payments and benefits are payable in connection with a change in control and would result in excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, then pursuant to this employment agreement, Ms. Borthwick would be entitled to receive (i) the full payment of such payments and benefits or (ii) such lesser amount as would result in no portion of those payments and benefits being subject to the excise tax, whichever results in the greater net after-tax position for Ms. Borthwick.

Edgar B. (Chip) Cale

On September 23, 2019, Edgar B. (Chip) Cale, was appointed as our General Counsel and in December 2019 as our Corporate Secretary. Effective as of the May 31, 2022, the board of directors also appointed Mr. Cale as Interim Chief Executive Officer and President, a role in which Mr. Cale served until October 10, 2022. Mr. Cale’s employment agreement provides for at-will employment and included his initial base salary, discretionary annual incentive bonus opportunity, certain initial equity incentive awards and standard employee benefit plan participation. The details of Mr. Cale’s compensation for the years ended 2024 and 2023 are included above in the Summary Compensation Table.

Pursuant to the terms of his employment agreement, in the event Mr. Cale is terminated without “cause” or resigns for “good reason” (as such terms are defined in his employment agreement), Mr. Cale will, subject to his execution and non-revocation of a release of claims, be entitled to a lump-sum cash amount equal to (i) 12 months of his base salary and (ii) the amount of COBRA premiums he would be required to pay to maintain group healthcare coverage as in effect on the date of his termination for 12 months.

In the event Mr. Cale is terminated without “cause” or resigns for “good reason” (as such terms are defined in his employment agreement), within two months prior to, or 12 months following, a “change in control,” then in lieu of the foregoing and subject to his execution and non-revocation of a release of claims, Mr. Cale would be entitled to a lump-sum cash amount equal to (i) 12 months of his base salary; (ii) 100% his annual target bonus for the year in which such termination occurs; and (iii) the amount of COBRA premiums he would be required to pay to maintain group healthcare coverage as in effect on the date of his termination for 12 months. In addition, in the event that a successor company does not assume or substitute equity awards held by Mr. Cale in connection with a “change in control,” or Mr. Cale experiences a qualifying termination as described above within two months prior to, or 12 months following a “change in control” (as defined in his employment agreement), Mr. Cale’s then-outstanding equity awards will become fully vested and exercisable, as applicable, and forfeiture restrictions thereon will lapse. Unless otherwise set forth in an applicable grant agreement, any performance conditions applicable to such equity awards will be deemed achieved at the greater of target or actual performance.

Each of the foregoing severance payments and benefits are subject to Mr. Cale’s execution of a general release of claims against us, and his compliance with certain non-competition and non-solicitation provisions set forth in his employment agreement or our standard confidentiality and inventions assignment agreement. To the extent such severance payments and benefits are payable in connection with a change in control and would result in excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, then pursuant to this employment agreement, Mr. Cale would be entitled to receive (i) the full payment of such payments and benefits or (ii) such lesser amount as would result in no portion of those payments and benefits being subject to the excise tax, whichever results in the greater net after-tax position for Mr. Cale.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of December 31, 2024, with respect to compensation plans under which shares of our common stock may be issued.

				Number of	Number of
				Securities	securities
				to be	remaining
	Number of		Weighted-	issued upon	available for
	securities		average	vesting and	future
	to be		exercise	settlement	issuance
	issued upon		price of	of	under
	exercise of		outstanding	outstanding	equity
	outstanding		options and	restricted	compensation
Plan category	options		rights	stock units	plans
Equity compensation plans approved by security holders (1)	10,587,486	(1)	$4.09	141,834	9,877,531	(2)
Equity compensation plans not approved by security holders	966,687	(3)	1.52	-	1,528,313	(4)
Total	11,554,173		3.88	141,834	11,405,844

(1)	Includes outstanding awards under our 2018 EIP and our 2020 EIP. Excludes purchase rights accruing under our 2020 Employee Stock Purchase Plan (the “2020 ESPP”).
(2)

Represents (i) no shares available for future issuance under 2018 EIP, (ii) 8,604,096 shares available for issuance under our 2020 EIP, and (iii) 1,273,435 shares available for issuance under our 2020 ESPP. There are no shares of common stock available for issuance under our 2018 EIP, but the plan continues to govern the terms of stock options granted thereunder. Any shares of common stock that are subject to outstanding awards under the 2018 EIP that are issuable upon the exercise of stock options that expire or become unexercisable for any reason without having been exercised in full will generally be available for future grant and issuance under our 2020 EIP. In addition, the 2020 EIP provides for an automatic increase in the number of shares reserved for issuance thereunder on January 1 of each year for the remaining term of the plan equal to the lesser of (i) 5.0% of the number of issued and outstanding shares of common stock on December 31 of the immediately preceding year, or (ii) an amount as approved by the board of directors each year. Pursuant to this provision, the number of shares reserved for grant and issuance under our 2020 Plan increased by 3,103,089 on January 1, 2025. Also, the 2020 ESPP provides for an automatic annual increase in the number of shares reserved for issuance thereunder on January 1 of each year for the remaining term of the plan equal to (i) 1.0% of the number of issued and outstanding shares of common stock on December 31 of the immediately preceding year, or (ii) a lesser amount as approved by the board of directors each year. Pursuant to this provision, the number of shares reserved for grant and issuance under our 2020 ESPP increased by 0 shares on January 1, 2025.

(3)	Reflects outstanding options under our 2021 EIP.
(4)	Reflects shares of common stock that remain available for grant under our 2021 EIP.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

From January 1, 2022 to the present, there have been no transactions, and there are currently no proposed transactions, in which the amount involved exceeded or will exceed the lesser of $120,000 and 1% of the average of the Company’s total assets at year-end for the prior two completed fiscal years and in which our directors, executive officers, former directors, former executive officers, director nominees and holders of more than 5% of our common stock, or other persons as may be required to be disclosed pursuant to Item 404 of Regulation S-K, had a direct or indirect material interest, except for the executive officer and director compensation arrangements discussed above under the headings “Executive Compensation” and “Proposal No. 1 – Election of Class II Directors” respectively.

Policies and Procedures for Related-Party Transactions

Our board of directors has adopted a written related person transactions policy. Under this policy, our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a material related person transaction with us without the review and approval of our Audit Committee, or a committee composed solely of independent directors in the event it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. The policy provides that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates in which the amount involved exceeded or will exceed the lesser of $120,000 and 1% of the average of the Company’s total assets at year-end for the prior two completed fiscal years will be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

ADDITIONAL INFORMATION

Stockholder Proposals to be Presented at Next Annual Meeting

The Bylaws provide that for stockholder nominations to our board of directors or other proposals to be considered at an annual meeting of stockholders, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Passage Bio, Inc., One Commerce Square, 2005 Market Street, 39th Floor, Philadelphia, Pennsylvania 19103.

To be timely for our Company’s annual meeting of stockholders to be held in 2026 (the “2026 Annual Meeting”), a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not earlier than 5:00 p.m. Eastern Time on January 28, 2026 and not later than 5:00 p.m. Eastern Time on February 27, 2026. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the 2026 Annual Meeting the information required by applicable law and the Bylaws. However, if the date of the 2026 Annual Meeting is more than 30 days before or more than 70 days after the one-year anniversary of the date of our 2025 Annual Meeting, for the stockholder notice to be timely, it must be delivered to the Corporate Secretary at our principal executive offices not earlier than the close of business on the 120th day prior to the currently proposed annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by us.

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2026 Annual Meeting must be received by us not later than December 17, 2025, in order to be considered for inclusion in our proxy materials for that meeting. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the 2026 Annual Meeting the information required by applicable law and the Bylaws.

Available Information

The Annual Report on Form 10-K is also available at https://investors.passagebio.com/financials-and-filings/sec-filings.

“Householding” – Stockholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our Annual Report on Form 10-K and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided other instructions. This procedure reduces printing costs and postage fees and helps protect the environment as well.

We expect that a number of brokers with account holders who are our stockholders will be “householding” our Annual Report on Form 10-K and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of Annual Report on Form 10-K and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting their broker.

Upon written or oral request, we will undertake to promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, proxy statement, proxy card, Annual Report on Form 10-K and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, proxy statement, proxy card, Annual Report on Form 10-K and other proxy materials, you may write our Corporate Secretary at Passage Bio, Inc., One Commerce Square, 2005 Market Street, 39th Floor, Philadelphia, Pennsylvania 19103, Attn: Corporate Secretary, submit a request on our website at https://investors.passagebio.com/investor-resources/investor-contact or contact Edgar Cale at (267) 866-0311.

Any stockholders who share the same address and currently receive multiple copies of our Notice of Internet Availability or Annual Report on Form 10-K and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about “householding” or our Investor Relations Department at the address or telephone number listed above.

OTHER MATTERS

Our board of directors does not presently intend to bring any other business before the Annual Meeting and, so far as is known to the board of directors, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may arise and properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Appendix A

Proposed Amendment to the Restated Certificate of Incorporation

CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

PASSAGE BIO, INC.

Passage Bio, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.	This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Restated Certificate of Incorporation filed with the Delaware Secretary of State on May 30, 2023 (the “Certificate of Incorporation”).
2.	Pursuant to Section 242 of the DGCL, the Board of Directors of the Corporation has duly adopted this Certificate of Amendment, and the Corporation’s stockholders have duly approved this Certificate of Amendment.
3.	Section 1 of Article IV of the Certificate of Incorporation is hereby amended by adding the following paragraph to the send of such section:

“Effective at 12:01 a.m. Eastern Daylight Time on [●], 2025 (the “Effective Time”), each [●] ([●]) shares of Common Stock then issued and outstanding, or held in treasury of the Corporation, immediately prior to the Effective Time shall automatically be reclassified and converted into one (1) share of Common Stock, without any further action by the Corporation or the respective holders of such shares (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. A holder of Common Stock who would otherwise be entitled to receive a fractional share of Common Stock as a result of the Reverse Stock Split will receive one whole share of Common Stock in lieu of such fractional share.”

4.	The foregoing terms and provisions of this Certificate of Amendment shall be effective as of the Effective Time.
5.	Except as herein amended, the Certificate of Incorporation shall remain in full force and effect.

[Signature appears on the following page.]

A-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this [●] day of [●], 2025.

PASSAGE BIO, INC.

By:

Name:	William Chou
Title:	Chief Executive Officer

A-2

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. 01) Maxine Gowen, Ph.D. 02) Dolan Sondhi, Ph.D. Nominees: 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. 3. To approve an amendment to the Company's Restated Certificate of Incorporation to effect a reverse stock split of the Company's outstanding shares of common stock at a ratio of any whole number between 1-for-5 and 1-for-50, with the exact ratio determined by the Board of Directors in its discretion, subject to the Board of Directors' authority to abandon such amendment. 1. To elect two Class II directors, each to serve a three-year term through the third Annual Meeting of Stockholders following this meeting and until a successor has been elected and qualified or until earlier resignation or removal. PASSAGE BIO, INC. The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following proposals: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 4. Any such other business as may properly come before the meeting or any adjournment thereof. PASSAGE BIO, INC. ONE COMMERCE SQUARE 2005 MARKET STREET 39TH FLOOR PHILADELPHIA, PA 19103 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time on May 27, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/PASG2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time on May 27, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it as soon as possible before the Annual Meeting in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. V69490-P26463 ! ! ! For All Withhold All For All Except For Against Abstain ! ! ! ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. SCAN TO VIEW MATERIALS & VOTEw

V69491-P26463 PASSAGE BIO, INC. Annual Meeting of Stockholders May 28, 2025 9:00 AM, Eastern Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) William Chou, M.D. and Kathleen Borthwick as proxies, each with power to act without the other and each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PASSAGE BIO, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Eastern Time on May 28, 2025, virtually at www.virtualshareholdermeeting.com/PASG2025, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.